AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1997.

                                                REGISTRATION NO. 333-17529
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                              QUALIX GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                      7372                    94-24551156
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   INCORPORATION OR
     ORGANIZATION)

                               ---------------

                           1900 SOUTH NORFOLK, #224
                          SAN MATEO, CALIFORNIA 94403
                                (415) 572-0200

                               ---------------
                                RICHARD G. THAU
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              QUALIX GROUP, INC.
                           1900 SOUTH NORFOLK, # 224
                          SAN MATEO, CALIFORNIA 94403
                                (415) 572-0200

                               ---------------
                                  COPIES TO:

       JAY K. HACHIGIAN, ESQ.                    EDWARD M. LEONARD, ESQ.
         BROOKS STOUGH, ESQ.                  JEFFREY P. HIGGINS, ESQ.
       HOWARD L. CHABNER, ESQ.               BROBECK, PHLEGER & HARRISON LLP
         NANCY S. KIM, ESQ.                       TWO EMBARCADERO PLACE
       JAMES R. MARKHAM, ESQ.                        2200 GENG ROAD
      GUNDERSON DETTMER STOUGH                 PALO ALTO, CALIFORNIA 94303
VILLENEUVE FRANKLIN & HACHIGIAN, LLP                 (415) 424-0160
       155 CONSTITUTION DRIVE
    MENLO PARK, CALIFORNIA 94025
           (415) 321-2400
                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                        PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)  PER SHARE(2)   PRICE(2)       FEE
-------------------------------------------------------------------------------
Common Stock, $.001 par
 value..................    3,450,000       $11.00     $37,950,000   $12,524

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 450,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

(3) Consists of $11,117 paid in connection with filing the original Registration Statement and $1,407 paid in connection with this Amendment No. 1 thereto.

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 16, 1997

PROSPECTUS

                             3,000,000 SHARES


                           [LOGO OF QUALIX GROUP]

                                  COMMON STOCK

  Of the 3,000,000 shares of Common Stock offered hereby, 2,000,000 shares are being sold by the Company and 1,000,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol QLIX.

                                   --------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                                   --------

 THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION NOR HAS
    THE  SECURITIES  AND  EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES
     COMMISSION PASSED  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           PRICE TO UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                            PUBLIC  DISCOUNT (1) COMPANY (2)    STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share................    $          $           $               $
--------------------------------------------------------------------------------
Total (3)................   $          $           $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $900,000.

(3) The Company and certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds
    to Company and Proceeds to Selling Stockholders will be $    , $   , $
    and $    , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about       , 1997 at the office of the agent of Hambrecht &
Quist LLC in New York, New York.

HAMBRECHT & QUIST                                             SMITH BARNEY INC.

      , 1997

ENTERPRISE SERVERS

The company has three UNIX enterprise servers clustered using QualixHA+. This ensures that all applications and data remain available to all users in the event of a system failure.

DEPARTMENTAL SERVERS

This company has eight departmental servers, all running Windows NT. They use Octopus Server for NT and Octopus HA+ to provide failover, recovery and real-time data mirroring.

                  [DIAGRAM OF QUALIX RELIABILITY SOFTWARE]


                                       REMOTE ENGINEERING SITE

                                       Octopus Server for NT is used here to
                                       create a remote copy of all critical
                                       engineering data. In the event of a
                                       failure or disaster, this data is
                                       protected at a remote site.

     REMOTE SALES OFFICES

     Information is fed immediately from
     remote sales offices to
     headquarters using Octopus Server
     for NT. Data is mirrored on the
     sales server at headquarters,
     keeping the headquarters
     information constantly up-to-data
     and protecting the data in the
     event of a failure at the remote
     site.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Factors that may cause or contribute to such differences include those discussed in sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

  Qualix is a leading provider of reliability software for UNIX and Windows NT applications and servers in distributed computing environments. The Company's reliability solutions are designed to minimize the impact of system failures on business-critical applications. The Company offers software products for high availability, security and storage management. Although a substantial majority of the Company's historical revenue has come from products licensed from third parties, the Company has recently increased its focus on internally developed or acquired products. As of December 31, 1996, the Company had sold its reliability software to over 900 customers, including over 5,000 server licenses of its high availability software for Windows NT.

  In recent years, enterprises have begun to deploy their business-critical applications in distributed computing environments based on UNIX and Windows NT operating systems. This has led to a need for a new generation of systems management software for distributed systems, which are inherently more complex and dynamic than host-based systems. Reliability software is a key category of systems management software that is designed to ensure that distributed computing systems are consistently available and secure. The Company believes that the need for reliability software will grow as more business-critical applications are deployed on distributed systems and as applications typically found on UNIX and Windows NT servers, such as e-mail, intranet applications and Internet access, are increasingly considered business-critical.

  The Company's reliability solutions include high availability products that ensure important applications are continuously available, security products to protect against unauthorized access and storage management products for backing up and quickly restoring data. In August 1996, Qualix merged with Octopus Technologies, Inc., a leading provider of high availability and remote mirroring software for Windows NT. In October 1996, the Company completed the development and introduction of QualixHA+, its next-generation high availability software product for UNIX. The Company currently offers a family of eight owned or licensed reliability products and is developing several additional reliability products. The Company's products are designed to be scalable, easy to install and non-invasive and to work with multiple hardware and software platforms.

  The Company's strategy is to continue to increase substantially the percentage of revenues derived from internally developed or acquired products that typically have higher gross margins than licensed products. In addition, a key objective of the Company is to expand joint development and marketing relationships with systems management software vendors to provide complementary solutions and to establish relationships with hardware and software OEMs to incorporate reliability solutions in their products. A key component of the Company's strategy is to work closely with customers to establish long-term relationships.

  The Company markets its software and services primarily through its field sales organization complemented by its own telesales organization, systems integrators, OEMs, resellers and international distributors. The Company plans to sell its lower-priced reliability products for Windows NT through Qualix Direct, its telesales organization for ancillary third party products. The Company has co-marketing relationships with hardware vendors such as Hewlett-Packard, IBM and Sun Microsystems and with major software vendors such as Oracle, Sybase, Informix, CA-Ingres, Microsoft and Tivoli. The Company's customers include AT&T, Dow Jones, Federal Express, Lehman Brothers, Lockheed Martin, MCI and Netscape.

                                  THE OFFERING

Common Stock offered by the Company............  2,000,000 shares
Common Stock offered by the Selling              1,000,000 shares
 Stockholders..................................
Common Stock to be outstanding after the        10,071,768 shares (1)
 offering......................................
Use of proceeds................................ For general corporate purposes, including working capital and
                                                potential acquisitions.
Proposed Nasdaq National Market symbol......... QLIX

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              SIX MONTHS ENDED
                                     YEAR ENDED JUNE 30,        DECEMBER 31,
                                   -------------------------  ----------------
                                    1994     1995     1996     1995     1996
                                   -------  -------  -------  ----------------
STATEMENT OF OPERATIONS DATA:
 Total revenue.................... $ 6,053  $ 9,403  $16,535  $ 6,681 $ 15,049
 Gross profit.....................   1,891    3,842    8,093    3,156    8,319
 Non-recurring items(2)...........      --       --       23      763     (595)
 Income (loss) from operations....  (2,546)  (1,117)    (288)      23      681
 Net income (loss)(3)............. $(2,562) $(1,180) $   558  $   817 $    711
 Pro forma net income per
  share(4)........................                   $   .07          $    .08
 Pro forma shares used in per
  share computation(4)............                     8,177             8,370

                                                   DECEMBER 31, 1996
                                         --------------------------------------
                                         ACTUAL  PRO FORMA(4) AS ADJUSTED(4)(5)
                                         ------- ------------ -----------------
BALANCE SHEET DATA:
 Cash................................... $ 3,084    $3,259         $20,959
 Total assets...........................   9,580     9,755          27,455
 Long-term obligations, less current
  portion...............................     303       303             303
 Stockholders' equity...................   4,030     4,205          21,905

--------------------

(1) Based on the number of shares outstanding as of December 31, 1996. Excludes 886,855 shares of Common Stock issuable upon exercise of outstanding options as of December 31, 1996 with a weighted average exercise price of $2.43 per share. See "Capitalization," "Management--1997 Stock Option Plan" and Note 8 of Notes to Consolidated Financial Statements.

(2) Represents a $763,000 gain on sale of stock in the quarter ended September 30, 1995; a $740,000 writeoff of purchased in-process technology in the quarter ended June 30, 1996; and $595,000 of merger expenses in connection with the merger with Octopus Technologies, Inc. in the quarter ended September 30, 1996.

(3) Excluding non-recurring items, net income for the year ended June 30, 1996 was $535,000, and net income for the six months ended December 31, 1995 and 1996 was $54,000 and $1.3 million, respectively.

(4) See Note 1 of Notes to Consolidated Financial Statements for an explanation of pro forma information.

(5) Adjusted to reflect the sale of 2,000,000 shares of Common Stock by the Company hereby at an assumed public offering price of $10.00 per share. See "Use of Proceeds" and "Capitalization."

                                ----------------

  Except as otherwise specified, all information contained in this Prospectus
(i) reflects a 1 for 2.5 reverse split of the Common Stock and a change in the par value per share of the Common Stock to $0.001 effected in January 1997,
(ii) except in the Consolidated Financial Statements, reflects the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering, (iii) assumes the exercise of warrants to purchase 231,988 shares of Common Stock on a cash basis at the closing of this offering, and (iv) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. The discussion in this Prospectus contains forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act")), that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

  Limited Operating History; No Assurance of Profitability. The Company was incorporated in 1990 and accordingly has a very limited operating history, which makes the prediction of future results difficult or impossible. The Company has incurred significant net losses since its inception and had an accumulated deficit of approximately $6.5 million as of December 31, 1996. Although the Company has achieved seven consecutive quarters of operating income before giving effect to nonrecurring gains and expenses, there can be no assurance that the Company will be profitable on an annual or quarterly basis in the future, and recent operating results should not be considered indicative of future financial performance. The Company is subject to the risks inherent in the operation of a new business enterprise, and there can be no assurance that the Company will be able to successfully address these risks. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Recent Transition to New Business Model. The Company originally began operating primarily as a distributor, value-added reseller ("VAR") and publisher of licensed third party client/server software products. In 1993, the Company focused on the reliability market by introducing QualixHA, its first high availability product for the UNIX operating environment. QualixHA is based on a core software engine licensed from Veritas Software Corporation ("Veritas"). In August 1996, the Company merged with Octopus Technologies, Inc. ("Octopus Technologies"), which had developed high availability and remote data mirroring products for the Windows NT operating environment. More recently, in October 1996, the Company introduced QualixHA+, which is based on an internally developed core software engine. The Company's strategy is to increase substantially the percentage of revenues derived from internally developed or acquired products that typically have higher gross margins than licensed products. There can be no assurance that the Company will successfully implement this strategy. The Company's future profitability, if any, will be heavily dependent on the successful development and/or acquisition, introduction and enhancement of its own reliability products. See "--Uncertainty of Success of Recently Introduced and Planned Products" and "-- Dependence on Qualix Direct."

  Risk of Significant Fluctuations in Quarterly Operating Results. The Company has experienced, and expects to continue to experience, significant fluctuations in operating results, on an annual and a quarterly basis, as a result of a number of factors, many of which are outside the Company's control, including the size and timing of orders; lengthy sales cycles; customer budget changes; introduction or enhancement of products by the Company or its competitors; changes in pricing policy of the Company or its competitors; the mix of products sold, including particularly the mix of owned, licensed and resold products; increased competition; technological changes in computer systems and environments; the ability of the Company to timely develop or acquire, introduce and market new products; quality control of products sold; market readiness to deploy reliability products for distributed computing environments; market acceptance of new products and product enhancements; seasonality of revenue; customer order deferrals in anticipation of new products and product enhancements; the Company's success in expanding its sales and marketing programs; personnel changes; foreign currency exchange rates; mix of sales channels; acquisition costs or other nonrecurring charges in connection with the acquisition of companies, products or technologies; and general economic conditions. The Company's operating results have historically fluctuated significantly as a result of nonrecurring items, including a nonrecurring $763,000 gain on sale of stock in the quarter ended September 30, 1995, a $740,000 writeoff of purchased in-process technology in the quarter ended June 30, 1996 and $595,000 of merger expenses relating to the Octopus Technologies merger in the quarter ended September 30, 1996.

  The Company believes that operating results over at least the next few quarters will be particularly dependent upon achieving significant market acceptance of its OctopusHA+ and recently introduced QualixHA+ products, the amount of any price reduction for such products, the timing of large orders for such products, the level of revenues from lower margin products resold through the Qualix Direct telesales organization and the level of research and development expenses in connection with the Company's ongoing and planned product development program. The Company's gross margin will be affected by a number of factors, including the mix of owned, licensed and resold products, the percentage of total revenue from service contracts, product pricing, the percentage of total revenue from direct sales and indirect distribution channels and the percentage of sales by the Qualix Direct telesales organization. Internally developed or acquired products generally have higher gross margins than licensed products because lower or no royalties must be paid. Service revenues generally have lower margins than revenues from sales of owned products because of the costs incurred to generate service revenues. Revenues from products resold by the Qualix Direct telesales organization generally have lower gross margins than revenues from owned and licensed products sold by the Company's other direct and indirect distribution channels.

  Large sales of certain reliability products, including QualixHA+, often have long cycles and are subject to a number of significant risks over which the Company has little or no control. The timing of large sales can cause significant fluctuations in the Company's operating results, and delivery schedules may be cancelled or delayed. Because sales orders are typically shipped shortly after receipt, order backlog at the beginning of any quarter has represented only a small portion of that quarter's total revenue. Accordingly, total revenue in any quarter are substantially dependent on orders booked and shipped during that quarter. Historically, the Company has often recognized a significant portion of its revenues in the last weeks, or even days, of a quarter. As a result, the magnitude of quarterly fluctuations may not become evident until late in, or after the close of, a particular quarter. In addition, the Company's expense levels are based in significant part on expectations as to future revenues and as a result are relatively fixed in the short run. If revenues are below expectations in any given quarter, net income is likely to be disproportionately affected, particularly because the Company relies heavily on a relatively high cost direct sales channel.

  Based upon all of the foregoing, the Company believes that the Company's annual and quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. In addition, it is likely that in future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be materially and adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Intense Competition. The market for reliability software for distributed computing environments is intensely competitive, fragmented and characterized by rapid technological developments, evolving standards and rapid changes in customer requirements. To maintain and improve its position in this market, the Company must continue to enhance current products and develop new products in a timely fashion. Although the Company believes that the reliability segment of the market is in the early stages of development, the Company competes, or may compete, with four types of vendors: (i) independent vendors, such as Veritas, that provide reliability products; (ii) host-based systems management software companies migrating their products to the distributed computing market; (iii) distributed computing systems management software companies that incorporate reliability products as a part of integrated systems management solutions; and (iv) hardware and operating system vendors that incorporate reliability solutions into their products. See "Business-- Competition."

  Many of the Company's competitors have longer operating histories and have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. The Company's current and future competitors could introduce products with more features, higher scalability, greater functionality and lower prices than the Company's products. These competitors could also bundle existing or new products with other, more established products in order to compete with the Company. The Company's focus on reliability software may be a disadvantage in competing with vendors that offer a broader range of products. Moreover, as the distributed systems management software market develops, a number of companies with significantly greater resources than those of the Company could attempt to increase their presence in this market by acquiring or forming strategic alliances with competitors or business partners of the Company. Because there are relatively low barriers to entry for the software market, the Company expects additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. Any material reduction in the price of the Company's products would negatively affect gross margins and would require the Company to increase software unit sales in order to maintain gross profits.

  In addition, the distributed computing market is characterized by rapid technological advances, changes in customer requirements, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. The introduction of products embodying new technologies and the emergence of new industry standards may render the Company's existing or planned products obsolete or unmarketable, particularly because the market for reliability products is in an early stage of development. There can be no assurance that the Company will be able to compete successfully against current and future competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources than the Company, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operations.

  Dependence on Qualix Direct. Through its Qualix Direct telesales organization, the Company has historically derived and expects to continue to derive a significant portion of its total revenue from reselling ancillary software and hardware products for distributed computing systems. Qualix Direct accounted for 32% and 33% of total revenue in fiscal 1996 and for the six months ended December 31, 1996, respectively. The Company's reliance on Qualix Direct entails a number of risks. Qualix Direct's product line is updated frequently in response to changes in vendor offerings. Qualix Direct has no long-term supply contracts with its vendors and many resold products are acquired pursuant to purchase orders or contracts that can be terminated with little or no notice. In addition, Qualix Direct generally has little or no control over the marketing, support and enhancement of its resold products by its vendors and faces significant competition from distributors and other distribution channels. Moreover, gross margins on products resold by Qualix Direct are generally lower than gross margins on owned and licensed products sold by the Company's field sales organization. In addition, the Company's net revenues may be adversely impacted if sales by Qualix Direct decline or do not grow at anticipated rates, even though the Company's gross margins may be less significantly impacted. Although the Company has recently begun to sell its lower priced reliability products through Qualix Direct, there can be no assurance that it will be successful or that such activities will not create conflicts with the Company's other direct or indirect distribution channels. Any adverse development at Qualix Direct could have a material adverse impact on the Company's business, financial condition and results of operations. See "Business--Qualix Direct" and "--Sales and Marketing--Qualix Direct."

  Uncertainty of Success of Recently Introduced and Planned Products. A key element of the Company's strategy is to increase substantially the percentage of revenues derived from higher margin owned reliability software products. In August 1996, the Company acquired and introduced high availability and remote data mirroring products for Windows NT based systems upon merging with Octopus Technologies and in October 1996 introduced QualixHA+, its high availability product for UNIX based systems, which is based on an internally developed core software engine. In addition, the Company is developing additional reliability products. There are a number of risks associated with the successful development or acquisition and introduction of the Company's existing and planned products. The Company needs to significantly expand and enhance its product development and engineering resources in order to successfully implement its product development program. See "--Need to Expand Product Development and Engineering Capability." The Company has in the past experienced delays in the development of new products and enhancements to existing products. There can be no assurance that the Company can successfully develop any additional products or enhance existing products. Even if developed or acquired, such products or enhancements may contain undetected difficulties or defects that are not discovered before they are released. See "--Risk of Software Defects." In addition, there can be no assurance that the Company can successfully market and sell any such products or enhancements or that they will achieve significant market acceptance. Failure of the Company to successfully develop, market and sell existing and planned products or enhancements would have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Licensed Products. The Company has historically derived a substantial majority, and expects to continue to derive a significant portion, of its total revenue from the sale of products that are licensed or incorporate a significant amount of technology that is licensed from third parties (collectively, "licensed products"). There are a number of disadvantages and risks associated with the sale of licensed products. The Company is frequently unable to obtain exclusive rights to sell a licensed product, in which case the Company competes against the licensor and potentially other third party licensees. The licenses are typically for a specified period. For example, the Company's right to sell QualixHA terminates on February 28, 1997, unless extended. See "--Litigation." The Company's right to sell FireWall-1 (and QualixHA/HA+ for Firewalls, which incorporates FireWall-1) is subject to annual renewal. The Company must typically pay a significant per copy royalty that reduces gross margins realized by the Company from the sale of licensed products and may put the Company at a competitive disadvantage against the licensor or other third parties licensees paying lower royalty rates. In addition, the Company may have little or no control over the timing, functionality and quality of enhancements and upgrades to the product and may be restricted in the method and manner, including distribution channels, by which the Company may sell the product. The Company may from time to time need to enforce its rights under licenses and is currently in litigation with Veritas concerning the Company's QualixHA high availability product, which has historically represented a significant portion of the Company's revenue. See "--Litigation." Notwithstanding these factors, the Company anticipates it will derive a significant percentage of its revenues from licensed products for the foreseeable future. Any loss in the right to sell licensed products or any adverse change in the terms upon which it sells licensed products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Reliability Software Products," "--Product Development" and "--Competition."

  Product Concentration. The Company currently derives the majority of its revenues from the sale of reliability products and related services for distributing computing environments. Broad market acceptance of the Company's reliability products is therefore critical to the Company's future success. Demand for the Company's reliability products will depend in large part on increasing market acceptance of distributed computing systems, particularly for business-critical applications, and the need for reliability systems management software products and services for these computing systems. There can be no assurance that market acceptance of distributed computing systems will increase for business-critical applications or that market acceptance of reliability products and services will increase. If reliability products fail to achieve broad market acceptance in distributed computing environments, the Company's business, operating results and financial condition would be materially and adversely affected. During recent years, segments of the computer industry have experienced significant economic downturns characterized by decreased product demand, production overcapacity, price erosion, work slowdowns and layoffs. The Company's financial performance may in the future experience substantial fluctuations as a consequence of such industry patterns. There can be no assurance that such factors will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Background."

  Need to Expand Product Development and Engineering Capability. The Company's future success is critically dependent on expanding and integrating its product development and engineering capability. In addition to recently introducing QualixHA+, the Company is also developing storage management products as a result of acquiring the technology of Anthill Incorporated ("Anthill") in May 1996. In order to maintain its market and technological leadership, the Company must maintain and upgrade its products and develop new products. To successfully implement its product development program, the Company must, among other things, successfully integrate its recently hired senior manager for product development, hire additional software engineers, continue integrating its Octopus Technologies and Anthill development teams with its QualixHA+ development team, enhance its product development policies and procedures and substantially increase expenditures on product development and engineering. There can be no assurance that the Company's product development efforts will be successful or that future products will be available on a timely basis or at all or achieve market acceptance. Moreover, expansion of the Company's product development program will increase the Company's operating expenses, and there can be no assurance that actual spending increases will not exceed anticipated amounts or that such increases will result in sufficient revenues to justify such increases. Failure to successfully implement the Company's product development program would have a material adverse effect on its business, financial condition and results of operations.

  Dependence on Indirect Distribution Channels. An important element of the Company's sales and marketing strategy is to continue to sell its products and services through indirect distribution channels, including distributors, system integrators, VARs, systems management software vendors and OEMs. Selling through indirect channels may limit the Company's contacts with its customers. As a result, the Company's ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. Marketing products through the Company's field sales force and through indirect distribution channels may result in distribution channel conflicts. There can be no assurance that channel conflicts will not materially adversely affect its field sales efforts as well as its relationships with existing or future distributors, system integrators, VARs, systems management software vendors and OEMs. The Company's reliance on indirect distribution increases the risks associated with the introduction of new products, including risks of delays in adoption and the risk that resellers will evaluate and potentially adopt competitive products. In particular, there can be no assurance that the Company's current resellers will adopt or successfully market the Company's new QualixHA+ product. In addition, these relationships are frequently terminable at any time without cause. Therefore, there can be no assurance that any such party will continue to represent the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

  Litigation. On October 25, 1996, the Company sued Veritas in the Santa Clara County California Superior Court alleging breach of contract, unfair competition and intentional interference with prospective economic advantage in connection with a contract dated as of April 10, 1995 (the "Master Agreement") between the Company and Veritas. The Master Agreement grants the Company the right to market and support FirstWatch, a product which forms the core software engine of QualixHA but which is not part of QualixHA+. The Master Agreement, and therefore the Company's right to sell QualixHA, terminates on February 28, 1997, unless the agreement is extended. The Company is seeking unspecified compensatory and punitive damages. Veritas filed a cross-complaint on October 29, 1996 alleging that the Company engaged in unfair competition, false advertising, breach of contract, fraud and negligent misrepresentation as a result of various alleged activities. Veritas seeks unspecified compensatory and punitive damages and injunctive relief, including requiring Qualix to divulge certain customer information.

  On October 29, 1996, the court granted the Company a temporary restraining order enjoining Veritas from stating that the Master Agreement has been terminated. The court also granted Veritas an order enjoining the Company from stating that QualixHA+ is an upgrade to FirstWatch or that QualixHA+ is the FirstWatch product. On November 14, 1996, the court issued a preliminary injunction against Veritas on substantially similar terms as the temporary restraining order and indicated that it would, upon submission of an order by Veritas, issue a preliminary injunction enjoining the Company from stating that QualixHA+ is an upgrade to FirstWatch. Veritas has not yet submitted such an order.

  The Master Agreement requires binding arbitration of contract disputes through the American Arbitration Association ("AAA"). On November 27, 1996, Veritas served the Company with a demand for arbitration of various issues relating to the dispute, including fraud, negligent misrepresentation, breach of contract, pricing below cost, unfair competition and false advertising. Veritas is expected to seek substantially the same relief in the arbitration as in the lawsuit. The Company received formal notification of the arbitration from the AAA and has responded. That response included submission of certain claims of the Company against Veritas into the arbitration, including the claims raised by the Company in its lawsuit against Veritas. Arbitration is expected to commence shortly. There can be no assurance that all of the claims asserted by Veritas or the Company fall within the scope of the arbitration provision, and therefore they may be resolved through litigation rather than arbitration.

  The Company believes that its claims against Veritas are meritorious and that it has meritorious defenses to the claims brought by Veritas. The Company intends to vigorously pursue its claims and defenses against Veritas. After consideration of the nature of the claims and facts relating to the litigation and after consultation with legal counsel, the Company believes that resolution of its dispute with Veritas will not have a material adverse effect on the Company's business, financial condition and results of operations. However, due to the nature of litigation and arbitration and because discovery has not commenced, the Company cannot determine the total expense or possible loss or other harm that it may incur as a result of litigation, arbitration or settlement of its dispute with Veritas. Among other things, the Master Agreement may be terminated prior to February 28, 1997 or not extended thereafter. Revenue from QualixHA was $4.8 million in fiscal 1996, $2.0 million in the quarter ended September 30, 1996 and negative $100,000 in the quarter ended December 31, 1996 (in all cases, after giving effect to credits for product returns). Although QualixHA+ was introduced and began generating revenue in October 1996, there can be no assurance that loss of the right to sell QualixHA would not have a material adverse effect on the Company's business, financial condition and results of operations.

  Previously, by letter dated November 19, 1996, Veritas had indicated that at the arbitration it would also pursue "trade secret misappropriation claims based upon Qualix's use of developers who had access to Veritas' trade secrets." Veritas has not included that claim within its demand for arbitration. The Company is unable to predict whether Veritas will assert that or similar claims alleging misappropriation or infringement of Veritas' proprietary rights or whether Veritas will attempt to assert such claims as part of arbitration proceedings, as part of any counterclaim or in a separate action in state or federal court. The Company has submitted into the arbitration a request for declaratory relief that the development of QualixHA+ did not constitute misappropriation of Veritas' trade secrets. As is noted above, there can be no assurance that this or other claims will be deemed to fall within the scope of the arbitration provision. Based in part upon procedures undertaken by the Company to ensure that the core software engine to QualixHA+ was developed by employees and consultants who had no exposure to Veritas' trade secrets, the Company believes that it would have meritorious defenses to any such claims. Nevertheless, Veritas has advised the Company orally that it may bring such claims, and there can be no assurance that Veritas will not assert such claims and that, if asserted, Veritas will not be successful in obtaining damages or other relief that would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Proprietary Rights; Risk of Infringement."

  Integration of Acquisitions. In May 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Anthill, including technology relating to a hierarchical storage management product under development. In August 1996, the Company merged with Octopus Technologies. The Company may make acquisitions in the future. Acquisitions of companies, products or technologies entail numerous risks, including an inability to successfully assimilate acquired operations and products, diversion of management's attention, loss of key employees of acquired companies and substantial transaction costs. Some of the products acquired require significant additional development before they can be marketed and may not generate revenue at levels anticipated by the Company. There can be no assurance that the Company will not incur these problems in the future for its existing or future acquisitions. Moreover, future acquisitions by the Company may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense. Any such problems or factors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence On Key Personnel; Management of Growth. The Company's future operating results depend significantly on the continued service of its key technical and senior management personnel. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. The Company's future success is particularly dependent on increasing its product development personnel. See "--Need to Expand Product Development and Engineering Capability." The Company has relied in the past on consultants as well as employees for its product development programs. Competition for such personnel is intense, and there can be no assurance that the Company will retain its key managerial and technical employees or that it will be successful in attracting or retaining other highly qualified technical and managerial employees and consultants in the future. The Company has at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that the Company will not experience such difficulties in the future. If the Company were to experience such difficulties in the future, it may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the growth in the Company's business has placed, and is expected to continue to place, a significant strain on the Company's management and operations. To manage its future growth, if any, effectively, the Company must continue to strengthen its operational, financial and management information systems and expand, train and manage its employee work force. Failure to do so effectively and on a timely basis could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management."

  Dependence on Proprietary Technology; Risks of Infringement. The Company's success depends in part upon its proprietary technology. The Company has no issued patents and relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights relating to its licensed and internally developed products. The Company's rights to market and sell licensed products are generally governed by license agreements of specified duration. See "--Dependence on Qualix Direct" and "--Dependence on Licensed Products." Although the Company has applied for a United States patent covering certain aspects of the technology included in its Octopus Technologies data mirroring product, the claims in the patent application have been rejected by the U.S. Patent and Trademark Office, and there can be no assurance that a patent will be issued, that any issued patent will provide meaningful protection for the Company's technology, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties. Moreover, there can be no assurance that the Company will develop additional proprietary products or technologies that are patentable or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and corporate partners, and license agreements with respect to its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of the Company's products is difficult and although the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In selling its products, the Company relies on "shrink wrap" licenses for sales of certain products that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the Company's protection of its proprietary rights, including any patent that may be issued, will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around any patents issued to the Company or other intellectual property rights.

  There can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. In October 1996, the Company received correspondence from a French company asserting that it has registered "Octopus" as a trademark in France and that the Company's use of the mark "Octopus" infringes its trademark rights. Based upon its initial investigation of this claim, the Company believes that it may be required to obtain a license to use the Octopus mark in France, adopt a new trademark to replace the Octopus mark in France or be subject to other liability. Although there can be no assurance that Qualix can obtain a license to use the Octopus mark in France on commercially reasonable terms or at all, Qualix does not believe that resolution of this matter will have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company expects that software product developers will increasingly be subject to such claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in the industry segment overlaps. Any such claims, with or without merit, could result in costly litigation that could absorb significant management time, which could have a material adverse effect on the Company's business, operating results and financial condition. Such claims might require the Company to enter into royalty or license agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, financial condition and operating results. See "-- Litigation" and "Business--Proprietary Rights."

  International Sales. Net revenue from customers outside the United States was 5%, 9%, 17% and 18% of total revenue for fiscal years 1994, 1995 and 1996 and the six months ended December 31, 1996, respectively. The Company intends to continue to expand its operations outside of the United States and enter additional international markets, which will require significant management attention and financial resources. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for the Company's products. The Company's international revenues are currently entirely in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, adverse tax consequences, restrictions on repatriating earnings and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect upon the Company's future export revenues and, consequently, the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Sales and Marketing."

  Risk of Software Defects. Software products as complex as those offered by the Company frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite testing by the Company and by current and potential customers, there can be no assurance that defects and errors will not be found in existing products or in new products, versions or enhancements after commencement of commercial shipments. Any such defects and errors could result in adverse customer reactions, particularly because the Company focuses on selling reliability products, delays in market acceptance, expensive product changes or loss of revenue, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business-- Reliability Software Products."

  Product Liability. The Company's license agreements with customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. A significant portion of the Company's products are licensed pursuant to "shrink wrap" licenses. To the extent the Company relies on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions, the limitation of liability provisions contained in such license agreements may not be effective. The Company's products generally provide systems management software that is used for business-critical applications, and, as a result, the sale and support of products by the Company may entail the risk of product liability claims. Although the Company maintains errors and omissions product liability insurance, a successful liability claim brought against the Company could have a material adverse effect upon the Company's business, financial condition and results of operations.

  No Prior Public Market; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The public offering price will be determined through negotiations among the Company, representatives of the Selling Stockholders and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this offering. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's results of operations, announcements of technological innovations, new products by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the distributed computing environment and other technology industries, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Underwriting."

  Control by Directors, Executive Officers and Principal Stockholders. Upon completion of this offering, the present directors, executive officers and principal stockholders, and their affiliates and related persons, will beneficially own approximately 56.7% of the outstanding shares of the Company's Common Stock. As a result, these stockholders will be able to elect all of the Company's directors, have the voting power to approve all matters requiring stockholder approval, and continue to exert significant influence over the affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

  Shares Eligible for Future Sale; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC. However, Hambrecht & Quist LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lockup agreements. Any such release could have a material adverse effect upon the market price of the Company's Common Stock. As a result of these restrictions, based on shares outstanding and options granted as of December 31, 1996, the following shares of Common Stock will be eligible for future sale. On the date of this Prospectus, no shares other than the shares offered hereby will be eligible for sale. An additional 6,714,280 shares will be eligible for sale 180 days after the date of this Prospectus upon the expiration of such lockup agreements, subject to compliance with Rule 144 or Rule 701 under the Securities Act. In addition, the Company intends to register on the effective date of this offering a total of 1,271,009 shares of Common Stock subject to outstanding options or reserved for issuance under its 1997 Stock Option Plan and 350,000 shares of Common Stock reserved for issuance under its Employee Stock Purchase Plan. Further, upon expiration of the lock-up agreements referred to above, holders of approximately 4,422,455 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

  Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation and Delaware Law. Upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares, without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock--Preferred Stock" and "--Antitakeover Effects of Provisions of the Certificate of Incorporation and Delaware Law."

  Immediate and Substantial Dilution. Investors participating in this offering will incur immediate and substantial dilution of $7.83 per share based on an assumed public offering price of $10.00 per share and pro forma net book value before this offering of $0.52 per share. To the extent outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Uncertainty as to Use of Proceeds. The primary purposes of this offering are to create a public market for the Common Stock, to facilitate future access to public markets and to obtain additional working capital. The Company plans to use the net proceeds to the Company from this offering primarily for working capital and general corporate purposes, as well as for possible acquisitions of businesses, products and technologies that are complementary to those of the Company. However, there are no current agreements or negotiations with respect to any such transactions. Accordingly, the Company's management will retain broad discretion as to the allocation of a substantial portion of the net proceeds from this offering.

                                  THE COMPANY

  As used in this Prospectus "Qualix" and the "Company" refer to Qualix Group, Inc. and its subsidiary, unless the context otherwise indicates. The Company was incorporated in Delaware on September 21, 1990. The Company's principal executive offices are located at 1900 South Norfolk, #224, San Mateo, California 94403. Its telephone number is (415) 572-0200.

  Qualix and Octopus are registered trademarks of the Company. QualixHA, QualixHA+, OctopusHA+, QualixSD and Octopus Server are trademarks of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.


                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $10.00 per share are estimated to be $17.7 million after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company ($18.9 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

  The primary purposes of this offering are to create a public market for the Common Stock, to facilitate future access to public markets and to obtain additional working capital. The Company plans to use the net proceeds to the Company from this offering primarily for working capital and general corporate purposes, as well as for possible acquisitions of businesses, products and technologies that are complementary to those of the Company. Although there are no current agreements or negotiations with respect to any such transactions, the Company from time-to-time evaluates such opportunities. Pending such uses, the Company plans to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its capital stock and does not expect to pay cash dividends in the foreseeable future. In addition, the Company anticipates entering into a bank credit agreement that will prohibit it from paying cash dividends without the bank's consent.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1996 (i) on an actual basis, (ii) pro forma after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock, and the assumed exercise of warrants to purchase 231,988 shares of Common Stock on a cash basis for an aggregate of $175,000, upon the closing of this offering, and (iii) as adjusted to reflect the receipt of the estimated net proceeds from the sale of 2,000,000 shares of Common Stock pursuant to this offering at an assumed public offering price of $10.00 per share after deducting estimated underwriting discounts and commissions and offering expenses.

                                                        DECEMBER 31, 1996
                                                  ------------------------------
                                                  ACTUAL   PRO FORMA AS ADJUSTED
                                                  -------  --------- -----------
                                                         (IN THOUSANDS)
Long term obligations, less current portion (1).  $   303   $   303    $   303
Stockholders' equity:
  Convertible Preferred Stock--par value $.001;
   5,000,000 shares authorized; issued and
   outstanding--2,322,192 shares actual, no
   shares pro forma or as adjusted..............    4,790        --         --
  Common Stock--par value $.001; 20,000,000
   shares authorized; issued and outstanding--
   5,053,170 shares
   actual, 8,071,768 shares pro forma and
   10,071,768 shares
   as adjusted (2)..............................    5,096    10,061     27,761
  Notes receivable from sale of stock...........     (179)     (179)      (179)
  Net unrealized gain on investment.............      860       860        860
  Accumulated deficit...........................   (6,537)   (6,537)    (6,537)
                                                  -------   -------    -------
    Total stockholders' equity..................    4,030     4,205     21,905
                                                  -------   -------    -------
      Total capitalization......................  $ 4,333   $ 4,508    $22,208
                                                  =======   =======    =======

---------------------
(1) See Note 7 of Notes to Consolidated Financial Statements.

(2) Excludes as of December 31, 1996 (i) 695,141 shares of Common Stock issuable upon exercise of outstanding options to purchase Common Stock with a weighted average exercise price of $2.95 per share, and (ii) 384,154 shares of Common Stock reserved for future options or direct stock issuances under the Company's stock option plans. See "Management--1997 Stock Option Plan," "--Employee Stock Purchase Plan," and Note 8 of Notes to Consolidated Financial Statements.

                                   DILUTION

  As of December 31, 1996 the pro forma net tangible book value of the Company was $4,205,000 or $0.52 per share of Common Stock. "Pro forma net tangible book value per share" represents the amount of the Company's total tangible assets less its total liabilities divided by the number of shares of Common Stock outstanding, after giving effect to (i) a 1 for 2.5 reverse stock split of Common Stock effected in January 1997, (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering, and (iii) the assumed exercise of warrants to purchase 231,988 shares of Common Stock on a cash basis at the closing of this offering. Without taking into account any changes in net tangible book value after December 31, 1996, other than to give effect to the sale by the Company of 2,000,000 shares offered hereby (at an assumed public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses), the Company's pro forma net tangible book value at December 31, 1996 would have been $21,905,000, or $2.17 per share. This represents an immediate dilution in pro forma net tangible book value of $7.83 per share to investors purchasing shares in this offering and an immediate increase in pro forma net tangible book value of $1.65 per share to existing stockholders. The following table illustrates the per share dilution:

   Assumed public offering price per share........................        $10.00
     Pro forma net tangible book value before offering............  $0.52
     Increase in pro forma net tangible book value attributable to new
      investors...................................................   1.65
                                                                    -----
   As adjusted pro forma net tangible book value after the offer-
    ing...........................................................          2.17
                                                                          ------
   Dilution to new investors......................................        $ 7.83
                                                                          ======

  The following table sets forth on a pro forma basis as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors purchasing shares sold by the Company in this offering (assuming the sale of 2,000,000 shares by the Company at an assumed public offering price of $10.00 per share):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders (1).   8,071,768    80%  $10,124,000    34%     $ 1.25
New investors (1).........   2,000,000    20    20,000,000    66      $10.00
                            ----------   ---   -----------   ---
  Totals..................  10,071,768   100%  $30,124,000   100%
                            ==========   ===   ===========   ===

  The foregoing computations are based on the number of shares outstanding as of December 31, 1996 and exclude 695,141 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $2.95 per share. To the extent options are exercised, there will be further dilution to new investors. See "Management--1997 Stock Option Plan" and Note 8 of Notes to Consolidated Financial Statements.
---------------------

(1) Sales by Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 7,071,768, or approximately 70% and will increase the number of shares to be purchased by new investors to 3,000,000, or approximately 30% of the total number of shares of Common Stock outstanding after this offering.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated statement of operations data for the fiscal years ended June 30, 1994, 1995 and 1996 and the consolidated balance sheet data as of June 30, 1995 and 1996 are derived from the audited consolidated financial statements of the Company that are included elsewhere in this Prospectus. The consolidated statement of operations data for the fiscal years ended June 30, 1992 and 1993 and the consolidated balance sheet data as of June 30, 1992, 1993 and 1994 are derived from audited consolidated financial statements of the Company that are not included in this Prospectus. The consolidated statement of operations data for the six months ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1996 are derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the Company's operating results and financial position for the periods to which such statements relate. The operating results for the periods presented are not necessarily indicative of the results to be expected for any other interim period or any other future fiscal year. The following selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus

                                                                       SIX MONTHS  ENDED
                                    YEAR ENDED JUNE 30,                  DECEMBER 31,
                          -------------------------------------------  ------------------
                           1992     1993     1994     1995    1996(1)  1995(2)   1996(3)
                          -------  -------  -------  -------  -------  --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue:
 Reliability software...  $   --   $   --   $   536  $ 3,573  $8,965   $  3,434  $  7,858
 Other products.........    1,448    3,694    4,868    4,723   5,360      2,331     4,948
 Support, maintenance
  and consulting........       90      363      649    1,107   2,210        916     2,243
                          -------  -------  -------  -------  ------   --------  --------
  Total revenue.........    1,538    4,057    6,053    9,403  16,535      6,681    15,049
 Cost of revenue:
 Cost of reliability
  software..............      --       --       291    1,619   3,640      1,383     2,456
 Cost of other products.      955    2,533    3,396    3,332   3,781      1,666     3,441
 Cost of support, main-
  tenance and consult-
  ing...................       --      264      475      610   1,021        476       833
                          -------  -------  -------  -------  ------   --------  --------
  Total cost of revenue.      955    2,797    4,162    5,561   8,442      3,525     6,730
                          -------  -------  -------  -------  ------   --------  --------
 Gross profit...........      583    1,260    1,891    3,842   8,093      3,156     8,319
 Operating expenses:
 Sales and marketing....    1,599    2,311    2,490    3,463   5,101      2,135     4,801
 General and administra-
  tive..................      592      541    1,528    1,239   1,920        815     1,264
 Research and develop-
  ment..................       --      103      419      257     620        183       978
 Purchased in-process
  technology............       --       --       --       --     740         --        --
 Merger expenses........       --       --       --       --      --         --       595
                          -------  -------  -------  -------  ------   --------  --------
  Total operating ex-
   penses...............    2,191    2,955    4,437    4,959   8,381      3,133     7,638
                          -------  -------  -------  -------  ------   --------  --------
 Income (loss) from
  operations............   (1,608)  (1,695)  (2,546)  (1,117)   (288)        23       681
 Gain on sale of stock..       --       --       --       --     763        763        --
 Other income (expense),
  net...................       16        1      (16)     (63)     83         31        31
                          -------  -------  -------  -------  ------   --------  --------
 Income (loss) before
  income taxes..........   (1,592)  (1,694)  (2,562)  (1,180)    558        817       712
 Provision for income
  taxes.................       --       --       --       --      --         --         1
                          -------  -------  -------  -------  ------   --------  --------
 Net income (loss)......  $(1,592) $(1,694) $(2,562) $(1,180) $  558   $    817  $    711
                          =======  =======  =======  =======  ======   ========  ========
 Pro forma net income
  (loss) per share (4)..                                      $  .07             $    .08
                                                              ======             ========
 Pro forma shares used
  in per share
  computation (4).......                                       8,177                8,370
                                                              ======             ========

                                        JUNE 30,
                            ---------------------------------
                             1992  1993  1994   1995   1996   DECEMBER 31, 1996
                            ------ ----- ----- ------ ------- -----------------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash...................... $1,023 $ 671 $ 331 $1,611 $ 3,102      $3,084
 Total assets..............  1,804 2,008 1,851  4,455   6,903       9,580
 Long-term obligations,
  less current portion.....    107    58    10    153     290         303
 Stockholders' equity......  1,248   948   100  2,479   2,846       4,030

---------------------
(1) Excluding the $740,000 write-off for purchased in-process technology and the $763,000 gain on sale of stock, pro forma net income would have been $535,000.

(2) Excluding the $763,000 gain on sale of stock, pro forma net income would have been $54,000 for the six months ended December 31, 1995.

(3) Excluding $595,000 for merger expenses relating to the Octopus Technologies merger, pro forma net income would have been $1,306,000 for the six months ended December 31, 1996.
(4) See Note 1 to Consolidated Financial Statements for an explanation of the number of shares used in computing pro forma net income (loss) per share.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed herein. Factors that could cause such differences include, but are not limited to, those discussed in "Risk Factors" and "Business" as well as elsewhere in this Prospectus.

OVERVIEW

  The Company began operating primarily as a distributor, value-added reseller and publisher of licensed third party client/server software products. In 1993, the Company focused on the reliability market by introducing QualixHA, its first high availability product for the UNIX operating environment. QualixHA is based on a licensed core software engine. In August 1996, the Company merged with Octopus Technologies, which had developed high availability and remote data mirroring products for the Windows NT operating environment. More recently, in October 1996, the Company introduced QualixHA+, which is based on an internally developed core software engine. A key element of the Company's strategy is to increase substantially the percentage of revenues derived from internally developed or acquired products that typically have higher gross margins than licensed products. The Company is developing several additional systems management products. See "Risk Factors--Recent Transition to New Business Model," "Uncertainty of Success of Recently Introduced and Planned Products" and "--Dependence on Licensed Products."

  Prior to the Octopus Technologies merger, and prior to developing QualixHA+, the Company had minimal research and development expenditures and a correspondingly high cost of product revenue. The Company expects its research and development expenditures to increase substantially in the future as a result of its increasing focus on internal development of products. See "Risk Factors--Need to Expand Product Development and Engineering Capability."

  The Company markets and sells reliability software through a combination of its field sales organization and indirect distribution channels. In addition, the Company sells other third party software and hardware products through its Qualix Direct telesales organization, which has recently begun to sell the Company's lower priced reliability products.

  Anthill Acquisition. In May 1996, the Company acquired substantially all the assets and assumed certain of the liabilities of Anthill, including its data access management product. The Company acquired Anthill's technology in order to develop QualixSD remote mirroring software. The Anthill acquisition resulted in a $740,000 writeoff of in-process technology in the quarter ended June 30, 1996.

  Octopus Technologies Merger. In August 1996, Qualix merged with Octopus Technologies, whose product line consisted of remote data mirroring and high availability products for Windows NT. The merger was accounted for as a pooling-of-interests. All financial statements contained herein have been restated to reflect the Octopus Technologies transaction.

  The Company generally recognizes revenue from license agreements upon shipment of the software, if no significant future obligations remain and collection of the resulting receivable is probable. Maintenance and technical support revenue is recognized over the term of the agreement, typically 12 months. Consulting and training revenue is recognized as services are provided. See Note 1 of Notes to Consolidated Financial Statements.

  The Company was incorporated in 1990 and accordingly has a very limited operating history, which makes the prediction of future results difficult or impossible. The Company has incurred significant net losses since its inception and had an accumulated deficit of approximately $6.5 million as of December 31, 1996. There can be no assurance that the Company will be profitable on an annual or quarterly basis. See "Risk Factors--Limited Operating History; No Assurance of Profitability."

RESULTS OF OPERATIONS

  The following table sets forth certain items in the Company's Consolidated Statements of Operations expressed as a percentage of total revenue for the periods indicated:

                                             PERCENTAGE OF REVENUE
                                       ----------------------------------------
                                                                  SIX MONTHS
                                                                     ENDED
                                       YEAR ENDED JUNE 30,       DECEMBER 31,
                                       ------------------------  --------------
                                        1994     1995     1996    1995    1996
                                       ------   ------   ------  ------  ------
STATEMENT OF OPERATIONS DATA:
Revenue:
 Reliability software................     8.9%    38.0%    54.2%   51.4%   52.2%
 Other products......................    80.4     50.2     32.4    34.9    32.9
 Support, maintenance and consulting.    10.7     11.8     13.4    13.7    14.9
                                       ------   ------   ------  ------  ------
  Total revenue......................   100.0    100.0    100.0   100.0   100.0
Cost of revenue:
 Cost of reliability software........     4.8     17.2     22.0    20.7    16.3
 Cost of other products..............    56.2     35.4     22.9    25.0    22.9
 Cost of support, maintenance and
  consulting.........................     7.8      6.5      6.2     7.1     5.5
                                       ------   ------   ------  ------  ------
 Total cost of revenue...............    68.8     59.1     51.1    52.8    44.7
                                       ------   ------   ------  ------  ------
 Gross profit........................    31.2     40.9     48.9    47.2    55.3
 Operating expenses:
 Sales and marketing.................    41.1     36.8     30.8    32.0    31.9
 General and administrative..........    25.2     13.3     11.6    12.2     8.4
 Research and development............     6.9      2.7      3.7     2.7     6.5
 Purchased in-process technology.....      --       --      4.5      --      --
 Merger expenses.....................      --       --       --      --     4.0
                                       ------   ------   ------  ------  ------
  Total operating expenses...........    73.2     52.8     50.6    46.9    50.8
                                       ------   ------   ------  ------  ------
 Income (loss) from operations.......   (42.0)   (11.9)    (1.7)    0.3     4.5
 Other income (expense), net.........    (0.3)    (0.7)     5.1    11.9     0.2
                                       ------   ------   ------  ------  ------
 Income (loss) before income taxes...   (42.3)   (12.6)     3.4    12.2     4.7
 Provision for income taxes..........      --       --       --      --     0.0
                                       ------   ------   ------  ------  ------
 Net income (loss)...................   (42.3)%  (12.6)%    3.4%   12.2%    4.7%
                                       ======   ======   ======  ======  ======

COMPARISON OF SIX MONTHS ENDED DECEMBER 31, 1995 AND 1996

 Total Revenue

  Total revenue increased 125% from $6.7 million for the six months ended December 31, 1995, to $15.0 million for the six months ended December 31, 1996. International revenue, which is billed in U.S. dollars, accounted for 18% and 18% of total revenue in the six months ended December 31, 1995 and December 31, 1996, respectively.

  Reliability Software. Revenue from the sale of reliability software increased 129% from $3.4 million for the six months ended December 31, 1995 to $7.9 million for the six months ended December 31, 1996. The increase between these periods is primarily attributable to increasing market acceptance of the Company's products and the increased number of field sales offices and personnel. During this period, sales of the Company's Octopus products increased as a result of growing market acceptance of Windows NT.

  Other Products. Revenue from the sale of other products increased 112% from $2.3 million for the six months ended December 31, 1995 to $4.9 million for the six months ended December 31, 1996. The increase in revenue between these periods is primarily attributable to expansion of the Qualix Direct telesales and telemarketing operations.

  Support, Maintenance and Consulting. Support, maintenance and consulting revenue increased from $916,000, or 13.7% of total revenue, for the six months ended December 31, 1995 to $2.2 million, or 14.9% of total revenue, for the six months ended December 31, 1996. The growth in support, maintenance and consulting revenue has been primarily attributable to increased sales of services and support contracts on new license sales and, to a lesser extent, on increasing renewals of these contracts as the Company's installed base of licenses has increased. Support, maintenance and consulting revenue increased at a faster rate than product revenue for the same period because of the support renewals and increased consulting services.

 Cost of Revenue

  Cost of products consists primarily of royalties and product costs or license fees for third party software products. Cost of support, maintenance and consulting revenue consists primarily of personnel-related costs in providing maintenance, technical support, consulting and training to customers. Gross margin on products developed or acquired by Qualix is substantially higher than gross margin on products licensed or purchased from third parties, which generally require significant royalty payments. Gross margins will also be affected by a number of other factors, including the percentage of net revenues from service contracts, which generally have lower gross margins than revenues from owned products, the percentage of revenues from products resold by the Qualix Direct telesales organizations, which generally have lower gross margins than revenues from sales of owned and licensed products, and product pricing.

  Cost of Reliability Software. Cost of revenue from reliability software increased from $1.4 million for the six months ended December 31, 1995 to $2.5 million for the six months ended December 31, 1996. Gross margin from reliability software increased from 60% for the six months ended December 31, 1995 to 69% for the six months ended December 31, 1996, primarily due to a greater percentage of revenue from higher margin owned products with relatively lower or no royalty payments. The Company expects further improvements in gross margin on revenue from reliability software to the extent a greater percentage of its revenue is derived from internally developed or acquired products and technologies rather than from licensed products.

  Cost of Other Products. Cost of revenue from the sale of other products increased from $1.7 million for the six months ended December 31, 1995 to $3.4 million for the six months ended December 31, 1996. Gross margin increased from 29% for the six months ended December 31, 1995 to 30% for the six months ended December 31, 1996 primarily due to increased sales of higher priced and higher margin products.

  Cost of Support, Maintenance and Consulting. Cost of support, maintenance and consulting revenue increased from $476,000 for the six months ended December 31, 1995 to $833,000 for the six months ended December 31, 1996. Gross margin on support, maintenance and consulting revenue increased from 48% for the six months ended December 31, 1995 to 63% for the six months ended December 31, 1996 primarily due to higher average selling prices, greater utilization of consulting staff and less reliance on outside consultants. Because the introduction of QualixHA+ requires extensive efforts from the consulting organization, the level of consulting revenue and the gross margin may decrease during the next two quarters.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and other costs associated with the Company's sales and marketing efforts. Sales and marketing expenses increased from $2.1 million for the six months ended December 31, 1995 to $4.8 million for the six months ended

December 31, 1996. This increase in absolute dollars is primarily attributable to growth in the Company's sales organization and the expansion of the Company's domestic sales and marketing infrastructure to support greater sales volumes. As a percentage of total revenue, sales and marketing expenses remained constant at approximately 32%. The Company intends to continue expanding its domestic and international sales and marketing infrastructure. Accordingly, the Company expects its sales and marketing expenses to increase in absolute dollars and as a percentage of total revenue in the future.

  Research and Development. Research and development expenses consist primarily of salaries, third party consultant fees and other costs. Research and development expenses increased from $183,000 for the six months ended December 31, 1995 to $978,000 for the six months ended December 31, 1996, primarily reflecting the costs incurred to develop the new core software engine for QualixHA+. Research and development expenses as a percentage of revenue increased from 2.7% to 6.5% between these periods. As part of the Company's strategy to rely increasingly on internally developed products and to enhance existing products, the Company expects its research and development expenses to increase in absolute dollars and as a percentage of total net revenue in the future. In December 1996 the Company completed the major product resulting from the in-process technology acquired from Anthill. Development work from the remaining projects in-process with this technology is not expected to be significant and consists primarily of employee-related costs for design, prototype development and testing.

  General and Administrative. General and administrative expenses consist primarily of salaries and related and corporate facility costs. General and administrative expenses increased from $815,000 for the six months ended December 31, 1995 to $1.3 million for the six months ended December 31, 1996 primarily due to increased staffing. General and administrative expenses as a percentage of total revenue decreased between these periods from 12.2% to 8.4% due to the fixed nature of corporate facility costs. General and administrative expenses are expected to increase in future periods to the extent the Company expands its operations and as a result of costs associated with being a public company.

  Merger Expenses. Merger expenses of $595,000 were incurred in connection with the acquisition of Octopus Technologies in the quarter ended September 30, 1996. Merger expenses consist primarily of investment banking, legal and accounting fees.

 Gain on Sale of Stock.

  In May 1995, the Company received shares of Veritas common stock pursuant to a merger agreement between Veritas and Tidalwave Technologies, Inc. In September 1995, the Company sold 75% of the shares and realized a gain of $763,000.

 Income Taxes

  The effective tax rate of zero for the six months ended December 31, 1995 and 1996 reflects the reversal of the valuation reserve against deferred income taxes. The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109 ("SFAS 109") for all periods presented. Under SFAS 109, the Company recognizes deferred tax assets and liabilities for the expected consequences of temporary differences between the carrying amounts for financial statement purposes and the tax bases of assets and liabilities. The Company has experienced losses in two of its most recent three years of operations. As a result of this history of recent operating losses, management believes that the recognition of the deferred tax assets is considered less likely than not. The Company believes that the success of recent product offerings and integration of newly acquired businesses may represent a significant change in circumstances late in fiscal 1997 which would require the recognition of a significant portion of its deferred tax assets (excluding those related to pre-acquisition activities of Octopus Technologies, which have certain limitations imposed on their realizability). If the Company achieves success from recent product offerings and new business integration sufficient to indicate that the realization of its deferred tax asset is more likely than not, this would most likely result in a credit to the provision for income taxes in late fiscal 1997 to record the expected future benefit related to these assets. The effective tax rate for fiscal 1998 would be expected to more closely approximate the statutory rates of the jurisdictions in which the Company operates.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1994, 1995 AND 1996

 Total Revenue

  Reliability Software. Revenue from the sale of reliability software increased 566% from $536,000 in fiscal 1994 to $3.6 million in fiscal 1995 and increased 151% to $9.0 million in fiscal 1996. The increase from fiscal 1994 to fiscal 1995 was primarily attributable to the increased market acceptance of the Company's products and the introduction of new products. The increase in fiscal 1996 was primarily attributable to the broad market acceptance of high availability products for the UNIX and Windows NT operating environments, the increase in field sales offices and personnel and the expansion of the telesales and telemarketing organization.

  Other Products. Revenue from the sale of other products decreased 3% from $4.9 million in fiscal 1994 to $4.7 million in fiscal 1995 and increased 13% to $5.4 million in fiscal 1996. The decrease from fiscal 1994 to fiscal 1995 is primarily attributable to decreased revenue in several products due to competition. The increase from fiscal 1995 to fiscal 1996 is primarily attributable to expansion of the Qualix Direct telesales and telemarketing operation, including expanded product offerings and increased sales personnel.


  Support, Maintenance and Consulting. Support, maintenance and consulting revenue increased by 71% from $649,000 in fiscal 1994 to $1.1 million in fiscal 1995 and increased 100% to $2.2 million in fiscal 1996. The increase from fiscal 1994 to fiscal 1995 was primarily due to a significant increase in maintenance, technical support, consulting and training services and a significant increase in service and support contracts that grew at a faster rate than the increase in license and product revenue. Support, maintenance and consulting revenue increased in fiscal 1996 primarily due to increased sales of service and support contracts to new customers and, to a lesser extent, renewals of service and support contracts on existing licenses and increased support staff.

 Cost of Revenue

  Cost of Reliability Software. Cost of revenue from the sale of reliability software increased from $290,000 in fiscal 1994 to $1.6 million in fiscal 1995 and increased to $3.6 million in fiscal 1996. Gross margin was 46% in fiscal 1994, 55% in fiscal 1995 and 59% in fiscal 1996. The increase in gross margin on product revenue in both fiscal 1995 and fiscal 1996 primarily resulted from increasing percentages of revenue from higher margin reliability software, including both QualixHA and OctopusHA+.

  Cost of Other Products. Cost of revenue from the sale of other products decreased from $3.4 million in fiscal 1994 to $3.3 million in fiscal 1995 and increased to $3.8 million in fiscal 1996. Gross margin decreased from 30% in fiscal 1994 to 29% in fiscal 1995 and remained constant at 29% in fiscal 1996. The decrease in gross margin was primarily a result of increased competition for some of the products.

  Cost of Support, Maintenance and Consulting. Cost of support, maintenance and consulting revenue increased from $475,000 in fiscal 1994 to $610,000 in fiscal 1995 and increased to $1.0 million in fiscal 1996 as a result of increased personnel-related costs, as the Company continued to build its customer support and training organizations. Gross margin on support, maintenance and consulting revenue was 27% in fiscal 1994, 45% in fiscal 1995 and 54% in fiscal 1996. The significant improvement in fiscal 1995 was the result of a greater portion of support, maintenance and consulting revenue attributable to higher margin support contracts. The increasing margin in both fiscal 1995 and fiscal 1996 was also due to the higher average selling prices and decreased reliance on outside consultants.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $2.5 million in fiscal 1994 to $3.5 million in fiscal 1995 and to $5.1 million in fiscal 1996. Sales and marketing expenses decreased as a percentage of total revenue from 41.1% in fiscal 1994 to 36.8% in fiscal 1995 and to 30.8% in fiscal 1996. The increase in absolute dollars from fiscal 1994 to fiscal 1995 is primarily attributable to the expansion of the sales and marketing infrastructure, including the opening of field sales offices. The increase in absolute dollars from fiscal 1995 to fiscal 1996 is primarily related to growth in the Company's domestic sales and marketing infrastructure through the increase in the number of employees and the opening of seven sales offices throughout the United States.

  Research and Development. Research and development expenses decreased from $419,000 in fiscal 1994 to $257,000 in fiscal 1995 and increased to $620,000 in fiscal 1996. Research and development expenses decreased as a percentage of total revenue from 6.9% in fiscal 1994 to 2.7% in fiscal 1995 and increased to 3.7% in fiscal 1996. Research and development expenses decreased in fiscal 1995 from fiscal 1994, primarily due to the significant decrease in engineering headcount on the Octopus Technologies development effort. These expenses increased in absolute dollars in fiscal 1996 primarily as a result of the costs incurred to develop the new core software engine for QualixHA+.

  General and Administrative. General and administrative expenses decreased from $1.5 million in fiscal 1994 to $1.2 million in fiscal 1995 and increased to $1.9 million in fiscal 1996. General and administrative expenses as a percentage of revenue were 25.2%, 13.3% and 11.6% in fiscal 1994, 1995 and 1996, respectively. The decrease in fiscal 1995 was primarily attributable to the reduction in personnel related costs of Octopus Technologies. The increase in fiscal 1996 is attributable to the costs associated with additional personnel in the general and administrative functions and the finance organization and the associated expenses required to manage and support the Company's growth.

  Purchased In-Process Technology. Approximately $740,000 of the purchase price of Anthill represented the value of in-process technology which was charged to the Company's operations in the fourth quarter of fiscal 1996.

 Income Taxes

  There was no provision for income taxes in fiscal 1996 which reflects the reversal of the valuation reserve against deferred income taxes to the extent of current period earnings. In fiscal 1995 and 1994, the Company did not provide for income taxes due to the Company's net losses. The Company has certain net operating losses and expenses from acquisition of in-process technology available to offset future taxes payable. See Note 6 to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth unaudited consolidated results of operations data for each of the six quarters in the period ended December 31, 1996 and the percentage of the Company's total revenue represented by certain line items. This information has been derived from unaudited consolidated financial statements of the Company that, in the opinion of management, reflect all recurring adjustments necessary to fairly present this information when read in conjunction with the Company's Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                              QUARTER ENDED
                         ----------------------------------------------------------
                         SEPT. 30, DEC. 31, MARCH 31, JUNE 30,  SEPT. 30,  DEC. 31,
                           1995      1995     1996      1996      1996       1996
                         --------- -------- --------- --------  ---------  --------
                                 (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue:
 Reliability software...  $1,502    $1,931   $2,470    $3,062    $3,697     $4,161
 Other products.........   1,129     1,203    1,331     1,698     2,288      2,659
 Support, maintenance
  and consulting........     370       547      615       678       964      1,280
                          ------    ------   ------    ------    ------     ------
   Total revenue........   3,001     3,681    4,416     5,438     6,949      8,100
 Cost of revenue:
 Cost of reliability
  software..............     620       764    1,027     1,229     1,541        916
 Cost of other
  products..............     812       854      930     1,185     1,586      1,854
 Cost of support,
  maintenance and
  consulting............     192       284      267       279       341        492
                          ------    ------   ------    ------    ------     ------
   Total cost of
    revenue.............   1,624     1,902    2,224     2,693     3,468      3,262
                          ------    ------   ------    ------    ------     ------
 Gross profit...........   1,377     1,779    2,192     2,745     3,481      4,838
 Operating expenses:
 Sales and marketing....     918     1,217    1,370     1,596     2,142      2,659
 General and
  administrative........     390       425      566       539       481        783
 Research and
  development...........      60       122      131       307       422        556
 Purchased in-process
  technology............      --        --       --       740        --         --
 Merger expenses........      --        --       --        --       595         --
                          ------    ------   ------    ------    ------     ------
   Total operating
    expenses............   1,368     1,764    2,067     3,182     3,640      3,998
                          ------    ------   ------    ------    ------     ------
 Income (loss) from
  operations............       9        15      125      (437)     (159)       840
 Gain on sale of stock..     763        --       --        --        --        --
 Other income
  (expense), net........      12        19       22        30        21         10
                          ------    ------   ------    ------    ------     ------
 Income (loss) before
  income taxes..........     784        34      147      (407)     (138)       850
 Provision for income
  taxes.................      --        --       --        --         1        --
                          ------    ------   ------    ------    ------     ------
 Net income (loss)......  $  784    $   34   $  147    $ (407)   $ (139)    $  850
                          ======    ======   ======    ======    ======     ======
 Pro forma net income
  (loss) per share......  $  .10    $  --    $  .02    $ (.05)   $ (.02)    $ 0.10
                          ======    ======   ======    ======    ======     ======
 Pro forma shares used
  in per share
  computation...........   7,876     8,328    8,320     8,189     8,318      8,378
                          ======    ======   ======    ======    ======     ======
                                       PERCENTAGE OF TOTAL REVENUE
                         ----------------------------------------------------------
 Revenue:
 Reliability software...    50.1%     52.4%    56.0%     56.3%     53.2%      51.4%
 Other products.........    37.6      32.7     30.1      31.2      32.9       32.8
 Support, maintenance
  and consulting........    12.3      14.9     13.9      12.5      13.9       15.8
                          ------    ------   ------    ------    ------     ------
   Total revenue........   100.0     100.0    100.0     100.0     100.0      100.0
 Cost of revenue:
 Cost of reliability
  software..............    20.6      20.8     23.3      22.7      22.2       11.3
 Cost of other
  products..............    27.1      23.2     21.1      21.8      22.8       22.9
 Cost of support,
  maintenance and
  consulting............     6.4       7.7      6.0       5.1       4.9        6.1
                          ------    ------   ------    ------    ------     ------
   Total cost of
    revenue.............    54.1      51.7     50.4      49.6      49.9       40.3
                          ------    ------   ------    ------    ------     ------
    Gross profit........    45.9      48.3     49.6      50.4      50.1       59.7
 Operating expenses:
 Sales and marketing....    30.6      33.1     31.0      29.4      30.8       32.7
 General and
  administrative........    13.0      11.5     12.8       9.9       6.9        9.7
 Research and
  development...........     2.0       3.3      3.0       5.6       6.1        6.9
 Purchased in-process
  technology............      --        --       --      13.6        --         --
 Merger expenses........      --        --       --        --       8.6         --
                          ------    ------   ------    ------    ------     ------
   Total operating
    expenses............    45.6      47.9     46.8      58.5      52.4       49.3
                          ------    ------   ------    ------    ------     ------
 Income (loss) from
  operations............     0.3       0.4      2.8      (8.1)     (2.3)      10.4
 Gain on sale of stock..    25.4        --       --        --        --        0.1
 Other income
  (expense), net........     0.4       0.5      0.5       0.6       0.3         --
                          ------    ------   ------    ------    ------     ------
 Income (loss) before
  income taxes..........    26.1       0.9      3.3      (7.5)     (2.0)      10.5
 Provision for income
  taxes.................      --        --       --        --        --         --
                          ------    ------   ------    ------    ------     ------
 Net income (loss)......    26.1%      0.9%     3.3%     (7.5)%    (2.0)%     10.5%
                          ======    ======   ======    ======    ======     ======

  The Company has experienced, and expects to continue to experience, significant fluctuations in operating results, on an annual and quarterly basis, as a result of a number of factors, many of which are outside the Company's control. See "Risk Factors--Risk of Significant Fluctuations in Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through private sales of capital stock totaling $9.7 million. As of December 31, 1996, the Company had $3.1 million in cash and working capital of approximately $3.6 million. As of June 30, 1996, the Company had $3.1 million in cash and $2.8 million in working capital, as compared to $1.6 million in cash and $2.5 million in working capital at the end of fiscal 1995.

  Net cash used in operating activities was $2.1 million and $903,000 in fiscal 1994 and 1995, respectively. Net cash generated by operating activities was $788,000 and $375,000 in fiscal 1996 and the six months ended December 31, 1996, respectively. Cash flows from operations improved from fiscal 1994 to 1996 primarily due to lower net losses in fiscal 1995 and net income in fiscal 1996 and increases in accounts payable (other than in fiscal 1994) and other liabilities balances, which were partially offset by increases in accounts receivable. Cash generated from operating activities for the six months ended December 31, 1996 resulted primarily from net income and increases in accounts payable and accrued liabilities offset by an increase in accounts receivable and prepaid expenses. The increase in accrued liabilities includes increases in deferred revenue and advances attributable to payments under support, maintenance and consulting contracts for which revenue has not yet been recognized.

  Qualix's investing activities used cash of $98,000 in fiscal 1994 and 1995 and cash of $37,000 in fiscal 1996. Investing activities consisted primarily of purchases of property and equipment in fiscal 1994, 1995 and 1996, and in fiscal 1996 $847,000 from the sale of an investment offset by $617,000 for the purchase of Anthill. Investing activities for the six months ended
December 31, 1996 consisted of $508,000 of purchases of property and equipment.

  Financing activities provided cash of $1.8 million in fiscal 1994, $2.3 million in fiscal 1995 and $740,000 in fiscal 1996 primarily from the aggregate net proceeds from private sales of equity securities and, to a lesser extent, the net proceeds from the issuance of convertible promissory notes that were subsequently converted into equity. In fiscal 1996 the Company issued notes with a present value of $405,000 in connection with the Anthill acquisition. The Company used cash from financing activities to repay bank borrowings of $200,000 in fiscal 1995 and to make equipment lease payments of $54,000 and $62,000 in fiscal 1994 and 1995, respectively.

  The Company believes that the net proceeds from this offering, together with cash flow from operations, existing cash balances and available borrowings under the Company's revolving line of credit, will be sufficient to meet its working capital requirements for at least the next 12 months. However, if the net proceeds of this offering, together with available funds and cash generated from operations, are insufficient to satisfy the Company's cash needs, the Company may be required to sell additional equity or convertible debt securities. There can be no assurance that the Company will be able to sell such securities. Moreover, the sale of additional equity or convertible debt securities could result in dilution to the Company's stockholders.

                                   BUSINESS

  Qualix is a leading provider of reliability software for UNIX and Windows NT applications and servers in distributed computing environments. The Company's reliability solutions are designed to minimize the impact of system failures on business-critical applications. The Company offers software products for high availability, security and storage management. Although a substantial majority of the Company's historical revenue has come from products licensed from third parties, the Company has recently increased its focus on internally developed or acquired products. As of December 31, 1996, the Company had sold its reliability software to over 900 customers, including over 5,000 server licenses of its high availability software for Windows NT.

INDUSTRY BACKGROUND

  Historically, large organizations depended on host-based computing utilizing mainframes and mini computers for most business applications and for centralized data storage. Given the importance of these applications, systems management software evolved to ensure the availability, performance and integrity of host-based computing systems. Functions addressed by systems management software include reducing downtime in the event of system failure, ensuring that the system is secure and protecting against data loss.

  In recent years, distributed computing, also known as client/server computing, has been increasingly adopted by many businesses for their enterprise computing needs. Distributed computing solutions, based primarily on UNIX and increasingly on Windows NT, are being used for a growing number of business-critical applications. These include financial reporting, inventory control, sales order processing, transaction processing, customer support, intranet applications and Internet access. The adoption of distributed computing for these business-critical applications has created a need for systems management software that is both an extension of, and a significant evolution beyond, systems management software for host-based computing. It must perform many of the same functions required in the host-based environment. Moreover, it must provide significantly enhanced functionality because distributed computing systems are inherently more complex and dynamic than host-based computing systems. In particular, distributed computing systems are often widely distributed, with servers, databases, applications and users spread over multiple locations, and heterogeneous, with hardware, databases and software from multiple vendors.

  The Company divides systems management software for distributed computing systems into three categories: operations management, resource and applications management, and reliability management. Operations management software automates the day-to-day operating tasks previously performed by system administrators. Resource and applications management software addresses management of critical software and user resources. Reliability software addresses the system's need to ensure that servers, data and applications are consistently available and secure. These categories are illustrated below:

                          SYSTEMS MANAGEMENT SOFTWARE
      --------------------------------------------------------

     OPERATIONS        RESOURCE/APPLICATIONS MANAGEMENT
     MANAGEMENT                                               RELIABILITY

 . Monitor system components  . Manage critical resources   . Maintain
 . Event management           . Database administration       availability
                             . User administration           of servers, data
                                                             and applications
                                                           . Security
                                                           . Storage
                                                             management

  Qualix believes that companies are increasingly focused on the need for reliability software as more and more business-critical applications are deployed in distributed computing environments. By ensuring that systems are highly available, reliability software provides users with access to the computer power, data and applications they need. By ensuring that systems are secure, reliability software protects against unauthorized use and corruption. By managing storage requirements, reliability software provides backup, real-time backup and data fault tolerance.

  High Availability. As organizations migrate or consider migrating business-critical applications to distributed computing environments, they frequently need to ensure that such applications are fully operational around the clock. In many cases, system failures result in lost revenues or damaged customer relations when these applications are not available. Although large-scale, fault tolerant hardware systems can be used to ensure systems operate continuously, they are expensive and are not designed to work with heterogeneous hardware and software components. As a result, there is a significant need for high availability software that works with existing systems to prevent systems and applications from going down due to malfunction, human error, sabotage or natural disasters.

  Security. Protecting against unauthorized use and corruption has become more difficult as distributed computing systems become larger and more complex, perform more computing functions and are linked to the Internet and corporate intranets. As a result, there is an increased need for security products that address a variety of security needs. These products include firewalls that protect a company's data and systems from unauthorized use and/or sabotage, and security management products that ensure users only access what they are authorized to access.

  Storage Management. Organizations have also increasingly focused on the adequacy of their data protection and storage capabilities in distributed computing systems, particularly as data-intensive applications and databases with dramatically increased data storage requirements are deployed on these systems. As a result, there is an increasing need for storage management products that cost-effectively protect against data loss and improve data management.

  Given these trends, the Company believes that the need for reliability software will grow as more business-critical applications are deployed on distributed systems and as applications typically found on UNIX and Windows NT servers, such as e-mail, intranet applications and Internet access, are increasingly considered business-critical.

QUALIX SOLUTION

  Qualix is a leading provider of reliability software for distributed computing systems. Qualix provides products that address each of the following three segments of the reliability market:

    High Availability. The Company recently introduced QualixHA+, its next generation high availability product for UNIX that incorporates its proprietary clustering technology. The Company believes that this product is the only commercially available software-based solution that allows up to eight servers working together in a variety of configurations to provide failover and recovery in the event of system failures. The Company also offers OctopusHA+, which the Company believes is the leading high availability product for Windows NT, with over 5,000 copies sold to over 600 customers.

    Security. The Company resells and supports a network firewall security product licensed from CheckPoint Software Technologies Ltd. ("CheckPoint"). The Company also offers a combined product that integrates its licensed firewall product with its high availability product to provide firewall security with nearly continuous uptime. In addition, the Company is developing a network security scanning and testing product.

    Storage Management. The Company offers a remote real-time mirroring product for data and applications on Windows NT. The Company is also developing remote real-time mirroring and storage management products for UNIX.

  The Company's reliability solutions generally have a number of key attributes. They are based on leading-edge technologies that are designed to be used separately or integrated with other products developed by the Company or its strategic partners, thereby allowing users to define integrated solutions. They are designed to work with multiple hardware and software platforms and related industry standards, to be adaptable as these platforms change and to be scalable by providing the same functionality across a broad range of network sizes. In addition, they are designed to be installed quickly and easily (typically within hours) without affecting the operation of business-critical applications. The Company supports its products with a high level of maintenance, consulting services and training services. Based on the breadth and functionality of its product line, the size and diversity of its customer base and its name recognition within the reliability software market, the Company believes that its reliability products have achieved a leading market position which is critical for promoting brand awareness and customer acceptance of its products.

STRATEGY

  The Company's objective is to be the leading provider of reliability solutions for medium to large organizations with distributed computing systems. To achieve this objective, the Company's strategy includes the following key elements:

  Focus on Reliability Solutions. The Company plans to focus on providing leading-edge reliability solutions for distributed computing systems. Because reliability products typically support business-critical applications, the Company believes users generally want established products that have been adopted at key reference accounts. Accordingly, the Company believes that maintaining and enhancing a leading market position is critical for achieving broad customer acceptance of its products. To date, the Company has sold reliability products to over 900 customers.

  Maintain and Enhance Direct Customer Relationships. Through its field sales force, the Company has established a large customer base that includes a number of important reference accounts. The Company's strategy is to be market-oriented and to cultivate long-term customer relationships that foster ongoing and additive purchases of its reliability products. A key element of this strategy is to focus on satisfying customer needs. For example, its products are designed to work alone or with other products, to work with multiple hardware and software platforms, and to be scalable, easy to install and non-invasive. In addition, the Company offers comprehensive maintenance, support, consulting, integration and training services. Moreover, the Company believes that its customers have great insight into future market needs and product direction which it draws on in enhancing and expanding its product line.

  Focus on Internally Developed Products. Although Qualix has historically derived a substantial portion of its revenues from licensed products, the Company's strategy is to increase significantly the percentage of revenues derived from internally developed or acquired products that typically have higher gross margins. Accordingly, the Company plans to leverage its expertise in reliability technology and its knowledge of user requirements by investing substantial resources to increase its internal development efforts. In addition to developing and/or enhancing reliability products internally, the Company will continue to evaluate acquiring or licensing products and technologies that support and expand its product offerings.

  Expand Worldwide Distribution Capability. The Company intends to devote significant resources to expanding its sales force, which currently consists of 15 sales offices staffed by 26 field sales representatives, 11 sales engineers and 4 telesales representatives. The Company has begun to sell its lower-priced reliability products through its Qualix Direct telesales organization, which has historically focused on selling third party products. The Company also intends to expand its international sales and marketing programs, which generated 17% and 18% of total revenue for fiscal 1996 and the six months ended December 31, 1996, respectively. In addition, the Company plans to expand sales of its products through indirect distribution channels, including distributors, system integrators and VARs.

  Maintain and Enhance Strategic Relationships. A key objective of the Company is to expand joint development and marketing relationships with systems management software vendors to provide complementary solutions and to establish relationships with hardware and software OEMs to incorporate reliability solutions in their products. The Company believes that it is essential to form strategic relationships with other network computing vendors to effectively market and sell reliability products. The Company works with hardware providers such as Hewlett-Packard, IBM and Sun Microsystems to ensure that its reliability products are fully integrated into their hardware environments, and major software vendors such as Oracle, Sybase, Informix, CA-Ingres, Microsoft and Tivoli to provide complementary solutions.

RELIABILITY SOFTWARE PRODUCTS

  The Company offers a broad range of products focused on the reliability market for network computing environments. The Company's services, including support, consulting and training, are priced separately. Prices vary according to number and type of servers as well as other factors and exclude support and consulting services. The Company's products can be categorized as follows:

                                                                                  END USER
                                                                     DATE OF      PRODUCT
  PRODUCT                         DESCRIPTION          PLATFORM   FIRST RELEASE    PRICE
                                     HIGH AVAILABILITY
  QualixHA+                 High availability        Sun Solaris  October 1996     $7,000
                            software                 HP-UX 10.0**                    to
                            for UNIX environments.   IBM AIX**                    $30,000
                            Clustering technology                                per server
                            provides scalability for
                            up to
                            eight servers.
-----------------------------------------------------------------------------------------------
  QualixHA*                 High availability        SunOS        December 1994   $10,000
                            software                 Sun Solaris                     to
                            for UNIX environments.   HP-UX 9.0                    $30,000
                                                                                 per server
                                                                                    pair
-----------------------------------------------------------------------------------------------
  OctopusHA+                Automatic switch-over    Windows NT   October 1995     $3,000
                            for                                                      to
                            Windows NT servers.                                    $3,400
                                                                                 per server
                                                                                    pair
                                            SECURITY
  FireWall-1*               Network security         Sun Solaris  May 1994        $10,000
                            products                 HP-UX                           to
                            that enable connectivity Windows NT                   $20,000
                            to                                                   per server
                            the Internet with
                            security and
                            manageability.
-----------------------------------------------------------------------------------------------
  QualixHA for  Firewalls*  High availability        Sun Solaris  September 1995  $30,000
    QualixHA+ for           firewall                 HP-UX                           to
   Firewalls                product that enables                  October 1996    $50,000
                            security of a networked                              per server
                            environment with                                        pair
                            continuous uptime.
                                     STORAGE MANAGEMENT
  Octopus Server for NT     Real-time, local or      Windows NT   April 1994       $2,400
                            remote                                               per server
                            mirroring for NT data                                   pair
                            and
                            applications.
-----------------------------------------------------------------------------------------------
  QualixSD**                Real-time, remote        Sun Solaris  Under           $20,000
                            mirroring                             development        to
                            for UNIX data and                                     $45,000
                            applications.                                        per server
                                                                                    pair
                                                                                 (expected)

 * Includes a licensed product.
** Under development.

High Availability

  QualixHA+. QualixHA+ is a failover and recovery management product for UNIX designed to minimize the impact of failures caused by system malfunction, human error, sabotage or natural disasters. QualixHA+ is designed to monitor and support a variety of UNIX-based operating systems, hardware platforms, disk configurations, networks, applications and databases. QualixHA+ includes the Company's proprietary clustering technology. The Company also continues to offer QualixHA, which provides similar functionality to QualixHA+ but includes a licensed core software engine rather than the Company's own technology. See "--Litigation." The Company believes that its QualixHA family of products is the leading high-availability solution for UNIX. To date, over 1,200 copies of these products have been installed at over 225 companies.

  The clustering technology that QualixHA+ uses is based on a multi-peer model that allows up to eight servers to work together to provide failover and recovery in the event of a system failure. If a server goes down, or for any reason stops providing service to an application, QualixHA+ uses an intelligent decision-making process to promptly "elect" another server to carry on service. Using this transparent polling process, QualixHA+ can determine which server has the highest priority and should therefore begin providing the service in place of the primary server.

  The following diagram illustrates how QualixHA+ operates in a three-server, six-application environment.


  This diagram shows three servers, each with two major applications. If Server C should go down, Server A and Server B will assume responsibility for Server C's applications, thereby keeping the applications available to all users.

                            [DIAGRAM OF SERVERS]

  QualixHA+ can be configured to provide the degree of availability that best suits a user's enterprise needs. The software is easily installable and does not modify the core operating system already installed. System administrators simply map out possible failure scenarios and establish the desired failover paths for individual services prior to configuration. This process creates a form of pre-defined balancing that ensures only a single active server provides specific services to the network at any one time.

  QualixHA+ consists of three components:

    QualixHA+ Cluster Management Software provides services for maintaining communications between servers as well as monitoring system resources and application services. This clustering technology is scalable, providing the enterprise the ability to start small and add on components or servers as needs increase, without changing the core product.

    QualixHA+ Environment is designed to facilitate easy installation, flexible integration as well as monitoring for critical system-level resources.

    QualixHA+ modules allow QualixHA+ to provide failover and recovery management for specific applications, such as databases, systems management applications and customer support applications, rather than the entire server. QualixHA+ modules allow the Company to tailor its solutions for specific applications and engage in co-marketing programs with strategic partners. The Company currently ships modules for databases from Oracle, Sybase, Informix and CA-Ingres. The Company also ships modules that support Tivoli's TME, SNMP and Netscape's server software. The Company is currently working with other companies and products to create additional modules that will allow QualixHA+ to be tailored to vertical market needs.

  OctopusHA+. OctopusHA+ solutions consist of two components: Octopus Server for NT and a high availability switchover package. This product, which was awarded Byte Magazine's Best Utility award at Comdex 1996, provides high availability for Windows NT servers. If a failure occurs at the source system, the target system can automatically assume the role of the failed system, so users can seamlessly continue to access their data and applications. Similar to QualixHA+ for UNIX, the goal of OctopusHA+ is to provide continuous up-time for Windows NT servers and data. OctopusHA+ supports multiple configurations, including many-to-one.

Security

  FireWall-1. FireWall-1, which is licensed from CheckPoint, is the leading Internet firewall product. FireWall-1 is designed to enable companies to connect to the Internet while keeping their data and applications secure from unauthorized users.

  QualixHA+ for Firewalls. Once a company installs a firewall, it becomes a critical part of the security for the company's network and data. Most firewalls are set up so that if the firewall (or the server it is on) goes down the connection to the Internet is terminated, and employees and customers can no longer access the internal network. If Internet access is critical to a business' strategy, it cannot afford any downtime in its firewall. To address the needs of these companies, Qualix has created QualixHA+ for Firewalls. This product has three components: FireWall-1, QualixHA+ and specific modules that monitor and failover the FireWall-1 software. With QualixHA+ for Firewalls, businesses have more reliable connections to the Internet.

                   [DIAGRAM OF COMPANY'S INTERNAL NETWORK]


  This diagram shows a company's internal network connected to the Internet with a firewall security product. All communications into the network must go through the firewall. If Firewall A stops functioning, QualixHA+ for Firewalls will automatically re-route all traffic to Firewall B, thereby keeping all communications up and running.

  Storage Management Products

  Qualix provides or is developing storage management products based on data fault tolerance and data access technologies.

  Octopus Server for NT. Octopus Server for NT is a real-time data mirroring product for Windows NT. Octopus Server for NT automatically copies user-specified files, rather than entire disks, from a source disk to a target disk. These disks can either be on a local area network, or geographically dispersed over a wide area network. In the event of data loss or hardware failure at the source location, up-to-date copies of mirrored files are available on a real-time basis on the target systems. Octopus Server for NT can be configured to provide multiple backup sites anywhere in the world for maximum protection of crucial business data. In addition to providing immediate back-up data, Octopus Server for NT also provides for the distribution of data for localized processing, the consolidation of data for decision-based processing, and the physical relocation of data for disaster recovery contingencies. The Company believes that its Octopus remote mirroring product is the leading solution for data fault tolerance in the Windows NT market. To date, over 5,000 copies of Octopus Server for NT have been sold.

         [DIAGRAM OF NETWORK CONNECTING USING OCTOPUS SERVER FOR NT]

  This diagram shows a company's network connecting several remote sales offices to its headquarters through the Internet. Each of the remote sales offices in this diagram is mirroring its data to the headquarters sales server by using Octopus Server for NT. In this way, the headquarters server has an up-to-the minute copy of all data.

  QualixSD. QualixSD is being developed to provide remote mirroring capabilities for UNIX servers. Similar to the remote mirroring capability provided by Octopus Server for NT, QualixSD is designed to copy data on a real-time basis from a source location to a target location, in order to provide continuous, up-to-the-minute back-up of data and applications at a remote site, as Octopus Server for NT does. QualixSD is being designed to copy disk segments, rather than the larger raw disk partitions that are the basic unit in UNIX server computing. Like Octopus Server for NT, therefore, QualixSD is being designed to have the advantage of copying segments of information smaller than entire disks. The product went to beta testing in December 1996.

QUALIX DIRECT

  Through its Qualix Direct telesales organization, the Company resells a diverse product line of add-on hardware, software and accessories for distributed computing systems. As of December 31, 1996, Qualix Direct resold products from approximately 80 vendors. These products included Ethernet adapters, printers, workstation add-ons and software applications. The product line is updated frequently in response to customer demand, new product introductions and specials. A significant portion of these products are resold for use with Silicon Graphics' workstations. These products are typically resold in low unit volumes and generally range in price from $1,000 to $3,000. Qualix Direct has no long-term supply contracts with its vendors and many resold products are acquired pursuant to purchase orders or contracts that can be terminated with little or no notice. In addition, Qualix Direct has little or no control over the marketing, support and enhancement of its resold products by its vendors and faces significant competition from distributors and other distribution channels. See "Risk Factors--Dependence on Qualix Direct" and "--Sales and Marketing--Qualix Direct."

CUSTOMER SUPPORT

  The Company believes that a high level of customer service is required to successfully sell reliability products for distributed computing systems. Accordingly, an essential part of the Company's business is providing comprehensive maintenance, technical support, consulting and training services for its customers. Most of the Company's customers have support and maintenance agreements with the Company that are typically for 12 months.

  The Qualix Technical Services Group ("QTSG") consists of 14 people which the Company supplements with outside consultants for some support requirements. These consultants are fully trained and authorized by the Company and provide service on-site in the same capacity as a Qualix employee. QTSG provides the following services:

  Maintenance and Technical Support. The Company offers two levels of support packages: (i) support during normal business hours and (ii) 24-hour, 7 day-a-week support. Both levels include e-mail and fax customer support and new software releases. Prices for maintenance and technical support, which is mandatory for the first year for most of the Company's products, typically range from 15% to 30% of the price of the product.

  Consulting. QTSG includes the Qualix Professional Services Group which is responsible for on-site consulting as well as development work done for specific customers. Consulting services include implementation planning, project management, project customization and upgrade management. For example, this group develops QualixHA+ modules for the Company's products. Consulting services are generally performed on a fee-basis by day or by project. These consulting services are used to leverage the Company's products so they can be better implemented at a customer site. A majority of the Company's new high availability customers purchase the Company's consulting services.

  Training. The Company offers comprehensive training classes to its customers, distributors, systems integrators and VARs both on-site and at Qualix headquarters. The training program includes instruction in the installation, customization and optimization of the Company's products on their specific environment.

CUSTOMERS

  The Company's target customers include both public and private sector organizations that have deployed (or are deploying) distributed computing systems for business-critical applications. As of December 31, 1996, Qualix had sold its reliability products to over 900 customers.

  The following table lists certain customers of Qualix and end users of their products. Each of the entities has purchased at least $25,000 of the Company's products and services since the beginning of fiscal year 1995.

TELECOMMUNICATIONS         TECHNOLOGY                 HEALTH PRODUCTS AND
                                                      SERVICES



AT&T                       Applied Materials
Bell Atlantic                                         OACIS Healthcare Systems
Bell South                 Argonne National Labs      St. Louis Children's
                                                      Hospital
Cellular One               Cray Research
                           Data General
GTE                        Fujitsu                    Vision Service Plan

Lucent Technologies        Hitachi
MCI                        Microsoft                  UTILITIES/ENERGY

Motorola                   National Semiconductor
                                                      Enron

                           Netscape
FINANCIAL SERVICES         NCR
                                                      Unocal Corp.


                           Storage Technology
                           Sun Microsystems           SERVICES AND GOVERNMENT
Aetna

Credit Suisse              Tandem
Deutsche Bank              Teknekron                  Andersen Consulting
Federal Home Loan          Texas Instruments          Davis Polk & Wardwell
 Mortgage Corporation      Unisys                     Delta Airlines
Lehman Brothers            VLSI                       Dow Jones
Morgan Guaranty Trust      Xerox Corporation          Department of the Air
Smith Barney                                          Force

State Street Bank          MANUFACTURING              Federal Express
                                                      Princeton University

                           Harris Corporation         State of Maryland
                                                      TRW
                           Intergraph
                           Lockheed Martin
                           McKesson Corp.

SALES AND MARKETING

  The Company markets its software and services primarily through its field sales organization complemented by other sales channels, including systems integrators, OEMs, VARs and international distributors.

  Field Sales. As of December 31, 1996, Qualix's field sales force consisted of 39 personnel, including 26 sales representatives and 11 sales engineers that provide technical sales assistance. The Company currently has 15 sales offices, most of which are staffed with both sales and technical pre-sales personnel. The Company uses a consultative sales approach for selling to major accounts. This model entails the collaboration of technical and sales personnel, typically in a one-to-one ratio, to formulate proposals that address the specific requirements of the customer. The Company focuses its initial sales efforts on senior MIS department personnel, and works closely with system and network administrators for evaluation and deployment.

  Qualix Direct. Qualix Direct is a separate telesales organization located in San Mateo, California. Qualix Direct resells add-on software, hardware and accessories for distributed computing systems. Qualix Direct uses direct mailings, catalogs and Web promotions to market its products. As of December 31, 1996, Qualix Direct had nine sales and marketing personnel. Qualix Direct has historically sold third party products that require a less consultative sales approach and are sold in smaller transactions that typically generate lower gross margins. Qualix Direct recently began selling the Company's lower-priced reliability products for Windows NT.

  Indirect Distribution Channels. As of December 31, 1996, Qualix had over 100 VARs, resellers and systems integrators of its reliability products. These resellers are generally responsible for managing the sales and installation process in each customer situation. In selected opportunities, the Company's support personnel often work with the reseller to provide technical support. This approach enables the Company to cost effectively achieve broader market coverage, while maintaining close contact with customers in order to gauge product direction and to monitor customer satisfaction.

  International. Qualix has been expanding its international distributors, and as of December 31, 1996 had approximately 40 distributors in Europe, Asia and South America. International revenue from sales outside the United States accounted for 5%, 9%, 17% and 18% of total revenue in fiscal 1994, 1995, 1996 and the six months ended December 31, 1996. The Company's sales and marketing strategy includes expanding its international sales and marketing infrastructure to generate an increasing percentage of revenue through international sales. As a result, the Company is hiring both sales and technical personnel for Europe and Asia.

  Strategic Alliances and OEMs. A key objective of the Company is to expand its joint development and marketing relationships with systems management software vendors to provide complementary solutions and to establish relationships with hardware and software OEMs to incorporate reliability solutions in their products. The Company works with hardware providers such as Hewlett-Packard, IBM and Sun Microsystems and software vendors such as Oracle, Sybase, Informix, CA-Ingres, Microsoft and Tivoli. The Company is currently in active discussions with several systems management software vendors and software OEMs to form additional strategic relationships in which the Company's reliability products would be marketed and sold as an added feature to their client/server packages. There can be no assurance that the Company will successfully consummate any of these arrangements.

  Marketing Programs. In support of its domestic sales force and international distributors, the Company conducts comprehensive marketing programs intended to position, promote and market its family of reliability products. Marketing personnel engage in a variety of activities in support of the sales force and resellers, including public relations and product seminars, trade shows, direct mailings, preparing marketing materials and coordinating the Company's participation in industry programs and forums.

PRODUCT DEVELOPMENT

  The Company has historically derived a substantial majority of its revenues from the sale of products that are licensed or incorporate technology that is licensed from third parties. In fiscal 1994, 1995, and 1996 and the six months ended December 31, 1996, the Company's product development expenses were $419,000, $257,000, $620,000 and $978,000, respectively. The Company has increased substantially its commitment to product development and anticipates that it will incur substantially higher product development expenses in absolute dollars and as a percentage of total revenue in the future.

  The Company believes that small, focused product development teams are the most efficient method of developing new products, enhancing existing products and supporting them. These teams are able to provide more focus on customer requirements and work together with outside industry experts when necessary to release quality products and enhancements. For example, the QualixHA+ development team, which started in January 1996, was lead by two Qualix employees, but used an additional nine consultants as specific experts in development, quality assurance and documentation to create the product. QualixHA+ was released in October 1996. As of December 31, 1996, the Company had ten employees and three consultants working on product development and engineering.

  The Company currently has three internal development teams:

  QualixHA+ Team. This team is based in San Mateo, California and focuses on developing and enhancing UNIX-based high availability products. The team relies primarily on Qualix employees for core development supplemented by consultants for product development, specifications and documentation. It is currently focused on enhancing the Company's proprietary QualixHA+ clustering technology as well as porting QualixHA+ to Hewlett-Packard and IBM hardware platforms and developing additional modules to support application-specific failover and recovery management.

  Data Availability Team. Based in Englewood, Colorado, the core portion of this team is comprised of the key personnel from Anthill. This team has significant expertise in data migration and storage management. The team is currently focused on developing QualixSD, which is designed to provide remote real-time mirroring for UNIX servers, and Anthill storage management products, which are designed to provide storage management for UNIX servers. These storage management products are designed to allow users to transfer data from a primary server and disk drive/RAID array to a backup disk, tape or optical drive and transparently access the data from the remote disk via normal commands. This allows more expensive devices (e.g., RAID arrays) to be used for data that is constantly accessed, and less expensive back-up storage devices to be used to store data that is accessed less frequently.

  Octopus Technologies Team. This team is based in Yardley, Pennsylvania and is responsible for the Octopus family of NT reliability products. They have significant expertise in remote data mirroring and failover in the Windows NT operating environment. They are currently focused on adding features to OctopusHA+, including features utilizing technology developed for QualixHA+. These features include SNMP integration and application failover.

  In addition to its own development teams, the Company works with outside technology providers to create products for the Company to market and sell. For example, the Company has contracted with consultants who are developing a security scanning and testing product.

  The Company believes that its future success will depend in large part on its ability to enhance its current product line, develop new products, maintain technological leadership and satisfy an evolving range of customer requirements for reliability applications. The Company is continuing to increase the size and depth of its own internal development organizations as well as look for strategic acquisitions of technology or technology-based companies. Among other things, the Company must successfully complete the integration of its three internal development teams. There can be no assurance that these development teams will be successfully integrated, that any product development efforts will be successfully completed or that future products will be available on a timely basis or at all or achieve market acceptance. See "Risk Factors--Dependence on Key Personnel; Need to Expand Product Development Capability."

COMPETITION

  The market for reliability software for distributed computing environments is intensely competitive, fragmented and characterized by rapid technological developments, evolving standards and rapid changes in customer requirements. To maintain and improve its position in this market, the Company must continue to enhance current products and develop new products in a timely fashion. Although the Company believes that the reliability segment of the market is in the early stages of development, the Company competes, or may compete, with four types of vendors:

  Independent Vendors that Provide Reliability Products. These companies offer standalone products that provide specific reliability solutions. These companies include third parties that license their technology or products to Qualix. For example, Veritas sells FirstWatch, a high availability product that the Company licenses as the core software engine for QualixHA, and CheckPoint sells FireWall-1, a security product that the Company resells and incorporates into QualixHA+ for Firewalls, its high availability firewall product.

  Host-Based Systems Management Software Companies Migrating Their Products to the Distributed Computing Market. These vendors, such as BMC and Computer Associates, have built large businesses based upon selling systems management tools primarily into the mainframe market. These vendors may develop or acquire reliability products that compete directly with the Company's products.

  Distributed Computing Systems Management Software Companies That Incorporate Reliability Products as a Part of Integrated System Management Solutions. A number of companies have introduced products addressing various segments of the distributed computing systems management market. For example, Legato Systems offers storage management products and may develop or acquire products that enable it to move into the reliability area.

  Hardware and Operating Systems Vendors That Incorporate Reliability Solutions Into Their Products. Companies such as Sun Microsystems and Microsoft continue to add features to their operating systems and thereby reduce the need for their customers to purchase products providing these features from independent vendors. For example, Sun Microsystems recently introduced a version of its database clustering product that includes some high availability features. A key element of the Company's strategy is to form OEM relationships with hardware and software vendors to provide them with reliability solutions for heterogeneous network computing environments.

  The Company believes that the principal competitive factors affecting its market include brand name recognition, product performance and functionality (such as heterogeneity, scalability, performance and ease of installation and use), quality, price, customer service and support and the effectiveness of sales and marketing efforts. Although the Company believes that its products currently compete favorably with respect to certain of these factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources than the Company. The Company's future success will depend significantly on its ability to continue to enhance its existing products and introduce new products more rapidly and less expensively than its existing and potential competitors and to persuade such competitors to license the Company's products rather than to develop their own reliability products.

  Many of the Company's competitors have longer operating histories and have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. The Company's current and future competitors could introduce products with more features, higher scalability, greater functionality and lower prices than the Company's products. These competitors could also bundle existing or new products with other, more established products in order to compete with the Company. The Company's focus on reliability software may be a disadvantage in competing with vendors that offer a broader range of products. Moreover, as the distributed systems management software market develops, a number of companies with significantly greater resources than those of the Company could attempt to increase their presence in this market by acquiring or forming strategic alliances with competitors or business partners of the Company. Because there are relatively low barriers to entry for the software market, the Company expects additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. Any material reduction in the price of the Company's products would negatively affect gross margins and would require the Company to increase software unit sales in order to maintain gross profits.

  In addition, the distributed computing market is characterized by rapid technological advances, changes in customer requirements, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. The introduction of products embodying new technologies and the emergence of new industry standards may render the Company's existing or planned products obsolete or unmarketable, particularly because the market for reliability products is at an early state of development. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

  The Company's success depends in part upon its proprietary technology. The Company has no issued patents and relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights relating to its licensed and internally developed products. The Company's rights to market and sell licensed products are generally governed by license agreements of specified duration. See "Risk Factors--Dependence on Qualix Direct" and "-- Dependence on Licensed Products." Although the Company has applied for a United States patent covering certain aspects of the technology included in its Octopus Technologies data mirroring product, the claims in the patent application have been rejected by the U.S. Patent and Trademark Office, and there can be no assurance that a patent will be issued, that any issued patent will provide meaningful protection for the Company's technology, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties. Moreover, there can be no assurance that the Company will develop additional proprietary products or technologies that are patentable or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and corporate partners, and license agreements with respect to its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of the Company's products is difficult and although the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In selling its products, the Company relies on "shrink wrap" licenses for sales of certain products that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the Company's protection of its proprietary rights, including any patent that may be issued, will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around any patents issued to the Company or other intellectual property rights.

  There can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. In October 1996, the Company received correspondence from a French company asserting that it has registered "Octopus" as a trademark in France and that the Company's use of the mark "Octopus" infringes its trademark rights. Based upon its initial investigation of this claim, the Company believes that it may be required to obtain a license to use the Octopus mark in France, adopt a new trademark to replace the Octopus mark in France or be subject to other liability. Although there can be no assurance that Qualix can obtain a license to use the Octopus mark in France on commercially reasonable terms or at all, Qualix does not believe that resolution of this matter will have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company expects that software product developers will increasingly be subject to such claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in the industry segment overlaps. Any such claims, with or without merit, could result in costly litigation that could absorb significant management time, which could have a material adverse effect on the Company's business, financial condition and results of operations. Such claims might require the Company to enter into royalty or license agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "-- Litigation".

LITIGATION

  On October 25, 1996, the Company sued Veritas in the Santa Clara County California Superior Court alleging breach of contract, unfair competition and intentional interference with prospective economic advantage in connection with a contract dated as of April 10, 1995 (the "Master Agreement") between the Company and Veritas. The Master Agreement was entered into following Veritas' acquisition of a Company whose high availability product the Company previously had the right to sell. The Master Agreement grants the Company the right to market and support FirstWatch, a product which forms the core software engine of QualixHA but which is not part of QualixHA+. The Master Agreement, and therefore the Company's right to sell QualixHA, terminates on February 28, 1997, unless the agreement is extended. The Company is seeking unspecified compensatory and punitive damages. Veritas filed a cross-complaint on October 29, 1996 alleging that the Company engaged in unfair competition, false advertising, breach of contract, fraud and negligent misrepresentation as a result of various alleged activities. Veritas seeks unspecified compensatory and punitive damages and injunctive relief including requiring Qualix to divulge certain customer information.

  On October 29, 1996, the court granted the Company a temporary restraining order enjoining Veritas from stating that the Master Agreement has been terminated. The court also granted Veritas an order enjoining the Company from stating that QualixHA+ is an upgrade to FirstWatch or that QualixHA+ is the FirstWatch product. On November 14, 1996, the court issued a preliminary injunction against Veritas on substantially similar terms as the temporary restraining order and indicated that it would, upon submission of an order by Veritas, issue a preliminary injunction enjoining the Company from stating that QualixHA+ is an upgrade to FirstWatch. Veritas has not yet submitted such an order.

  The Master Agreement requires binding arbitration of contract disputes through the American Arbitration Association ("AAA"). On November 27, 1996, Veritas served the Company with a demand for arbitration of various issues relating to the dispute, including fraud, negligent misrepresentation, breach of contract, pricing below cost, unfair competition and false advertising. Veritas is expected to seek substantially the same relief in the arbitration as in the lawsuit. The Company received formal notification of the arbitration from the AAA and has responded. That response included submission of certain claims of the Company against Veritas into the arbitration, including the claims raised by the Company in its lawsuit against Veritas. Arbitration is expected to commence shortly. There can be no assurance that all of the claims asserted by Veritas or the Company fall within the scope of the arbitration provision, and therefore they may be resolved through litigation rather than arbitration.

  The Company believes that its claims against Veritas are meritorious and that it has meritorious defenses to the claims brought by Veritas. The Company intends to vigorously pursue its claims and defenses against Veritas. After consideration of the nature of the claims and facts relating to the litigation and after consultation with legal counsel, the Company believes that resolution of its dispute with Veritas will not have a material adverse effect on the Company's business, financial condition and results of operations. However, due to the nature of litigation and arbitration and because discovery has not commenced, the Company cannot determine the total expense or possible loss or other harm that it may incur as a result of litigation, arbitration or settlement of its dispute with Veritas. Among other things, the Master Agreement may be terminated prior to February 28, 1997 or not extended thereafter. Revenue from QualixHA was $4.8 million in fiscal 1996, $2.0 million in the quarter ended September 30, 1996 and negative $100,000 in the quarter ended December 31, 1996 (in all cases, after giving effect to credits for product returns). Although QualixHA+ was introduced and began generating revenue in October 1996, there can be no assurance that loss of the right to sell QualixHA would not have a material adverse effect on the Company's business, financial condition and results of operations.

  Previously, by letter dated November 19, 1996, Veritas had indicated that at the arbitration it would also pursue "trade secret misappropriation claims based upon Qualix's use of developers who had access to Veritas' trade secrets." Veritas has not included that claim within the demand for arbitration. The Company is unable to predict whether Veritas will assert that or similar claims alleging misappropriation or infringement of

Veritas' proprietary rights or whether Veritas will attempt to assert such claims as part of arbitration proceedings, as part of any counterclaim or in a separate action in state or federal court. The Company has submitted into the arbitration a request for declaratory relief that the development of QualixHA+ did not constitute misappropriation of Veritas' trade secrets. As is noted above, there can be no assurance that this or other claims will be deemed to fall within the scope of the arbitration provision. Based in part upon procedures undertaken by the Company to ensure that the core software engine to QualixHA+ was developed by employees and consultants who had no exposure to Veritas' trade secrets, the Company believes that it would have meritorious defenses to any such claims. Nevertheless, Veritas has advised the Company orally that it may bring such claims, and there can be no assurance that Veritas will not assert such claims and that, if successfully asserted, Veritas will not be successful in obtaining damages or other relief that would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Proprietary Rights; Risk of Infringement."

EMPLOYEES

  As of December 31, 1996, the Company had 98 employees. Of the total, 57 were engaged in sales and marketing (including the Qualix Direct telesales organization), 10 in product development and engineering, 14 in customer service and support and 17 in administration and finance. The Company's future success depends in significant part upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key managerial and technical employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk Factors--Dependence Upon Key Personnel; "Management of Growth" and "--Need to Expand Product Development and Engineering Capability."

FACILITIES

  The Company's principal administrative sales, marketing and development facility is located in a building providing approximately 8,535 square feet of available space in San Mateo, California. This facility is leased through 2000. The Company occupies 14 other domestic regional sales offices throughout the United States. The Company believes that it will need to expand its headquarters facility in the near future. There can be no assurance that sufficient additional space, or that a larger facility, will be available in the area upon acceptable terms, or at all.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company as of December 31, 1996 are as follows:

NAME                        AGE POSITION
----                        --- --------
Richard G. Thau............  50 Chairman of the Board, President and Chief
                                Executive Officer
Jean A. Kovacs.............  41 Executive Vice President, Secretary and Director
Bruce C. Felt..............  38 Vice President, Finance and Chief Financial
                                Officer
Arlington C. Glaze.........  55 Vice President, Sales
George J. Symons...........  36 Vice President, Engineering/Technical Services
William Hart (1)...........  56 Director
William D. Jobe (1)........  58 Director
Samuel D. Kingsland (2)....  27 Director
Charles L. Minter..........  55 Director
Peter L. Wolken (2)........  62 Director

---------------------
(1) Member of the Compensation Committee
(2)  Member of the Audit Committee

  Richard G. Thau, Chairman of the Board, President and Chief Executive Officer, co-founded the Company in September 1990. From September 1985 to January 1990, he was employed at MicroMRP, a company that develops microcomputer-based manufacturing, planning and control software, where he served as President and Chief Executive Officer from November 1985 to January 1990 and as Vice President, Sales and Marketing from September 1985 to November 1985. From January 1984 to July 1985, he served as Vice President, Sales and Marketing for General Parametrics, a hardware and software-based business presentation systems company. Mr. Thau received a B.S. in Engineering Sciences from State University of New York at Stony Brook in 1968 and attended the M.B.A. program at the University of Santa Clara.

  Jean A. Kovacs, Executive Vice President and a director, co-founded the Company in September 1990. From July 1988 to February 1990, Ms. Kovacs was Director of Market Development for Frame Technology Inc., a document publishing software company. From August 1985 to July 1988, she was a Product Manager and Sales Account Manager for Sun MicroSystems, Inc., a computer hardware and software company. Before that, she spent ten years at Compugraphic Corporation in a variety of sales, marketing and support roles. Ms. Kovacs received a B.S. in Finance from Northeastern University in 1983 and an M.B.A. from Harvard Business School in 1985.

  Bruce C. Felt, Vice President, Finance and Chief Financial Officer, joined the Company in March 1994. From July 1992 to March 1994, he was an independent consultant. From June 1989 to July 1992, Mr. Felt was Chief Financial Officer at Renaissance Software Inc., a trading systems software company that he co-founded. Mr. Felt received a B.S. in Accounting from the University of South Carolina in 1980 and an M.B.A. from Stanford University, Graduate School of Business in 1989. Mr. Felt is a Certified Public Accountant.

  Arlington C. Glaze, Vice President, Sales, joined the Company in January 1992. From October 1990 to December 1991, Mr. Glaze was director of telesales at Clarity, Inc., a UNIX software developer. He received a B.S. in Business Administration from San Jose State University in 1974 and an M.B.A. from the University of Southern California in 1975.

  George J. Symons, Vice President, Engineering/Technical Services, joined the Company in April 1996. From May 1995 to April 1996, Mr. Symons was an independent consultant. From April 1993 to April 1995, he was Vice President of Marketing at Software Research, Inc., a software testing tools company. From January 1993 to March 1993 he served as an independent consultant. From September 1990 to December

1992, he was Vice President, Marketing at PROCASE Corp., a development software manufacturer. From April 1986 to May 1990, he held various management positions at Sun MicroSystems, Inc. Mr. Symons received a B.A. in Management Science and a B.A. in Computer Science in 1981 from the University of California, San Diego and an M.B.A. in 1983 from the University of California, Los Angeles.

  William Hart has served as a director of the Company since December 1991. He is a Managing Partner of Technology Partners, a venture capital management firm that he founded in 1980. Mr. Hart serves on the Boards of Directors of Trimble Navigation Ltd., CellNet Data Systems, Inc., Silicon Gaming, Inc. and several private technology companies. He received a B.S. in Engineering from Rensselaer Polytechnic Institute in 1965 and an M.B.A. from the Amos Tuck School at Dartmouth College in 1967.

  William D. Jobe has served as a director of the Company since April 1995. He has served as a private venture capitalist and computer industry advisor since July 1991. From June 1990 to July 1991, Mr. Jobe was President of MIPS Technology Development, a computer hardware company. From August 1987 to June 1990, he was Executive Vice President, Sales, Marketing and Service for MIPS. Mr. Jobe received a B.S.M.E. and M.S.M.E. from Texas A&M University in 1962 and a P.M.D. from Harvard Business School in 1977.

  Samuel D. Kingsland has served as a director of the Company since April 1995. Since September 1991, Mr. Kingsland has served in various capacities at venture capital entities affiliated with Hambrecht & Quist LLC, serving as a Principal of H&Q Venture Capital since September 1996. He serves on the Board of Directors of Unisyn Technologies, Inc., a provider of hollow-fiber based cell culture systems and services, DigitalThink, Inc., a publisher of on-line training materials, and Listing Services Solutions, Inc., a telephone directory assistance systems and data company. Mr. Kingsland received a B.A. in Earth Sciences from Dartmouth College in 1991.

  Charles L. Minter has served as a director of the Company since August 1996. Since September 1996, Mr. Minter has served as Chairman of the Board of Comstock Partners, Inc., a money management firm. From March 1994 to September 1996 he served as President of Comstock, from January 1987 to March 1994 he served as Chief Operating Officer of Comstock, and since January 1987 he has been a member of its Executive Committee and, until September 1996, was Vice Chairman of its Board of Directors. He received a B.S. in Finance from Florida State University in 1964 and an M.B.A. from the Graduate School of Business Administration of New York University in 1978.

  Peter L. Wolken has served as a director of the Company since 1990. Mr. Wolken is a General Partner of AVI Management Partners I, II and III which manage various private venture capital limited partnerships, having co-founded AVI in 1981. He serves as a director of a number of private technology companies in Silicon Valley. Mr Wolken received a B.S. in Mechanical Engineering from the University of California, Berkeley in 1959 and a B.F.T. in International Marketing from the American Graduate School for International Management in 1960.

  Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director. On October 31, 1996, the Company granted options to purchase Common Stock at $5.62 per share to its non-employee directors, as follows: Mr. Jobe--4,000 shares; Messrs. Hart, Kingsland, Minter and Wolken--2,400 shares. In addition, the Company granted Mr. Jobe options to purchase Common Stock, as follows: 40,000 shares at $.20 per share on April 18, 1995 and 30,000 shares at $.20 per share on April 19, 1996. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  On July 16, 1996, the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of, and consultants to, the Company, administers the 1995 Stock Option Plan (the "1995 Plan"), and will administer the 1997 Stock Option Plan (the "1997 Plan") upon its effectiveness. See "1997 Stock Option Plan." The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.

EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth certain information concerning the compensation paid or earned for services rendered to the Company in all capacities during fiscal year 1996 to (i) the Company's Chief Executive Officer and (ii) the three other most highly compensated officers who received total annual salary, bonus and other compensation in excess of $100,000 (collectively, the "Named Officers") in that fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                         ANNUAL       COMPENSATION
                                      COMPENSATION       AWARDS
                                   ------------------ ------------
                                                       SECURITIES
                                                       UNDERLYING   ALL OTHER
   NAME AND PRINCIPAL POSITION     SALARY(1) BONUS(2)  OPTIONS(#)  COMPENSATION
   ---------------------------     --------- -------- ------------ ------------
Richard G. Thau................... $150,000  $62,206     70,000         --
 President and Chief Executive
  Officer
Jean A. Kovacs....................  110,004   49,305     38,000         --
 Executive Vice President
Bruce C. Felt.....................   90,834   17,777     20,000         --
 Vice President, Finance and Chief
  Financial Officer
Arlington C. Glaze................   77,499   88,746     30,000         --
 Vice President

---------------------
(1)  Salary includes amounts deferred under the Company's 401(k) Plan.
(2) Amounts represent bonuses earned in fiscal 1996 under the Senior Managers Bonus Plan and commissions earned during fiscal 1996. See "Executive Bonus Plan."

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made during fiscal year 1996 pursuant to the 1995 Plan to each of the Named Officers. The Company did not grant any stock appreciation rights to these individuals during the fiscal year 1996.

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                             INDIVIDUAL GRANTS             ANNUAL RATES OF
                         NUMBER OF  ------------------------------------     STOCK PRICE
                         SECURITIES   % OF TOTAL                           APPRECIATION FOR
                         UNDERLYING OPTIONS GRANTED EXERCISE                OPTION TERM(4)
                          OPTIONS   TO EMPLOYEES IN PRICE PER EXPIRATION --------------------
     NAME                GRANTED(1)     1996(2)     SHARE(3)     DATE      5%($)     10%($)
     ----                ---------- --------------- --------- ---------- --------- ----------
Richard G. Thau.........   70,000          15%        $0.20    10/16/05  $   8,805 $   22,312
Jean A. Kovacs..........   38,000           9%         0.20    10/16/05      4,780     12,142
Bruce C. Felt...........   20,000           4%         0.20    10/16/05      2,516      6,375
Arlington C. Glaze......   30,000           6%         0.20    10/16/05      3,773      9,562

---------------------
(1) All options were granted at an exercise price equal to the fair market value of the Common Stock as determined by the Board of Directors of the Company on the date of grant. The Common Stock was not publicly traded at the time of the option grants to the officers. Stock option grants are subject to daily vesting over four years and have a 10-year term. No options vest unless the optionee remains employed with the Company for 12 months following the grant date. Options granted under the 1995 Plan are immediately exercisable subject to the Company's right to repurchase such options at cost plus accrued interest, which repurchase right lapses per the vesting schedule. Options granted under the Company's 1991 Stock Option/Stock Issuance Plan (the "1991 Plan") may not be exercised until vested.
(2)  Based on an aggregate of 478,078 options granted in fiscal year 1996.
(3) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

  In addition to the options listed in the table, stock options were granted on October 15, 1996 at an exercise price of $5.62 to each of the Named Executive Officers under the Company's 1995 Plan for the following number of shares: Mr. Thau--50,000; Ms. Kovacs--40,000; Mr. Felt--16,000; and Mr.
Glaze--16,000. Each of the options is immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses as to 25% of the shares upon completion of one year of service from the grant date and the balance in a series of 36 monthly installments thereafter.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth, for each of the Named Officers, information with respect to option exercises and option holdings for the year ended June 30, 1996. No stock appreciation rights were exercised by the Named Officers in fiscal year 1996 or were outstanding at the end of that year.

                                                                                  VALUE OF
                                                             NUMBER OF          UNEXERCISED
                                                       SECURITIES UNDERLYING    IN-THE-MONEY
                                                        UNEXERCISED OPTIONS      OPTIONS AT
                             SHARES                       AT FY-END(#)(3)      FY-END ($)(4)
                          ACQUIRED ON       VALUE      ---------------------- ----------------
     NAME                EXERCISE(#)(1) REALIZED($)(2)  VESTED     UNVESTED   VESTED  UNVESTED
     ----                -------------- -------------- ---------- ----------- ------- --------
Richard G. Thau.........         --             --         32,005      37,995 $19,203 $22,797
Jean A. Kovacs..........         --             --         17,374      20,626  10,424  12,376
Bruce C. Felt...........     96,000        $28,800              0      20,000       0  12,000
Arlington C. Glaze......         --             --         21,186      38,813  12,712  23,288

---------------------

(1) Represents the exercise of an option to purchase 48,000 shares of Common Stock at a price of $0.20 per share and 40,000 shares of Series D Preferred Stock at a price of $2.40 per share.

(2) Based on the deemed fair market value of the Common Stock at fiscal year-end (June 30, 1996) of $0.80 per share, as determined by the Company's Board of Directors less the exercise price payable for such shares. Based on the assumed public offering price ($10.00 per share), the value of the shares acquired less the exercise price for such shares would be $854,400.

(3) The table indicates the number and value of shares no longer subject to the Company's repurchase right (vested) and the number of shares subject to the repurchase right (unvested) as of 1996 fiscal year end.

(4) Based on the deemed fair market value of the Common Stock at fiscal year-end (June 30, 1996) of $0.80 per share, as determined by the Company's Board of Directors less the exercise price payable for such shares. Based on the assumed public offering price ($10.00 per share), the value of the option shares at fiscal year-end less the exercised price for such shares would be as follows: Mr. Thau, vested $313,649, unvested $372,351; Ms. Kovacs, vested $170,265, unvested $202,135; Mr. Felt vested $0, unvested $196,000; and Mr. Glaze vested $207,623, unvested $380,367.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Messrs. Hart and Jobe. Neither Mr. Hart nor Mr. Jobe was at any time during the fiscal year 1996, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE BONUS PLAN

  The Company has adopted the Senior Managers Bonus Plan pursuant to which officers and selected full-time employees are eligible for annual cash bonuses based upon a combination of the Company achieving specified objectives and the employee meeting specified individual performance objectives.

1997 STOCK OPTION PLAN

  The 1997 Plan was adopted by the Board of Directors and approved by the Company's stockholders in December 1996 as the successor to the 1995 Plan. The total number of shares of Common Stock authorized for issuance under the 1997 Plan consists of (i) the number of shares available for issuance under the 1995 Plan on the date of this offering, (ii) an additional 200,000 shares of Common Stock and (iii) an additional number of shares of Common Stock each year equal to the lesser of (a) 5% of the shares of Common Stock outstanding on the first trading date after June 30 (beginning on June 30, 1997) or (b) 480,000 shares. As of December 31, 1996, no shares had been issued under the 1997 Plan, options to purchase 886,855 shares of Common Stock were outstanding (including options incorporated from the 1995 Plan) and 384,154 shares of Common Stock remained available for future grant (including 200,000 additional shares authorized under clause (ii) above and excluding additional shares that may be authorized under clause (iii) above). Shares of Common Stock subject to outstanding options, including options granted under the 1995 Plan, which expire or terminate prior to exercise will be available for future issuance under the 1997 Plan.

  Under the 1997 Plan, employees, officers, directors and independent consultants may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value of such shares on the grant date. Non-employee members of the Board of Directors will also be eligible for automatic option grants under the 1997 Plan.

  The 1997 Plan will be administered by the Board or the Compensation Committee of the Board after this Offering. The plan administrator has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a non-statutory option under the Federal tax laws, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding. In no event, however, may any one participant in the 1997 Plan acquire shares of Common Stock under the 1997 Plan in excess of 200,000 shares each calendar year over the term of the Plan.

  The exercise price for options granted under the 1997 Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares. The plan administrator may also permit the optionee to pay the exercise price through a promissory note payable in installments over a period of years. The amount financed may include any Federal or state income and employment taxes incurred by reason of the option exercise.

  The plan administrator has the authority to effect, from time to time, the cancellation of outstanding options under the 1997 Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  In the event the Company is acquired by merger, consolidation or asset sale, each option outstanding at the time under the 1997 Plan will accelerate to the extent not assumed by the acquiring entity and the Company's repurchase rights with respect to unvested shares shall lapse except to the extent to be assigned to the acquiring entity. Should the acquiring entity assume an outstanding option and the optionee be involuntarily terminated within twelve
(12) months following the date of the acquisition, the assumed options will automatically accelerate, and the options will vest in full following the involuntary termination. Similarly, if the Company's repurchase rights with respect to option shares are assigned and the optionee involuntarily terminated within twelve (12) months following the date of acquisition, the repurchase rights shall automatically lapse and the optionee vest in full. In addition, the Plan administrator has the discretion to accelerate the vesting of options that are assumed by the acquiring entity.

  Under the automatic grant program, each individual who first joins the Board as a non-employee director on or after the effective date of the 1997 Plan and after the date of this offering will receive at that time, an automatic option grant for 10,000 shares of Common Stock. In addition at each annual stockholders meeting, beginning with the first annual meeting after June 30, 1997, each individual who has served as a non-employee director for at least six months prior to the date of such annual stockholders meeting whether or not he or she is standing for re-election at that particular meeting, will be granted a stock option to purchase 1,000 shares of Common Stock. The optionee will vest in each automatic option grant in a series of four annual installments over the optionee's period of Board service, beginning one year from the grant date. Each option will have an exercise price equal to the fair market value of the Common Stock on the automatic grant date and a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. Vesting of the automatic option shares will automatically accelerate and the options become fully exercisable upon (i) an acquisition of the Company by merger, consolidation or asset sale or (iii) the death or disability of the optionee while serving as a Board member.

  The Board may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate on December 31, 2006, unless sooner terminated by the Board.

EMPLOYEE STOCK PURCHASE PLAN

  The Company expects to adopt before this offering an Employee Stock Purchase Plan (the "Purchase Plan"), subject to approval by the stockholders. A total of 350,000 shares of Common Stock will be reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by 24-month offerings with purchases occurring at six-month intervals, commencing on the closing of this Offering. The Purchase Plan will be administered by the Board or the Compensation Committee of the Board. Employees will be eligible to participate if they are employed by the Company for more than 20 hours per week and have been employed by the Company on the beginning of the Purchase Plan's next offering period, which will not be more than six months after an employee's commencement date. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's cash compensation, nor more than 1,000 shares per participant on any purchase date. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of the 24-month offering period or on the applicable semi-annual purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. Each outstanding purchase right will be exercised immediately prior to a merger or consolidation. The Board may amend or terminate the Purchase Plan immediately after the close of any purchase date. However, the Board may not, without stockholder approval, materially increase the number of shares of Common Stock available for issuance, alter the purchase price formula so as to reduce the purchase price payable for shares of Common Stock, or materially modify the eligibility requirements for participation. The Purchase Plan will in all events terminate in February 2007.

CHANGE OF CONTROL ARRANGEMENTS

  The Compensation Committee of the Board of Directors, as Plan Administrator of the 1997 Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Officers and any other executive officer or director in connection with certain changes in control of the Company or the Company or the subsequent termination of the officer's employment following the change in control event.

  Except as follows, none of the Named Officers have employment agreements with the Company, and their employment may be terminated at any time: The Company has entered into agreements with Mr. Thau, Chairman of the Board, President and Chief Executive Officer, Ms. Kovacs, Executive Vice President and Secretary, and Mr. Felt, Vice President, Finance and Chief Financial Officer. Mr. Thau's and Ms. Kovacs' employment agreements provide for severance payments equal to 50% and 25% of such person's annual base compensation, respectively, if they are terminated without cause or in certain other circumstances. Mr. Felt's employment agreement provides that upon termination without cause, he shall continue to be paid during the 90-day period after the date of termination at his then current base salary rate and receive 12 months' additional vesting (and lapse of the repurchase right) of options granted (and shares of Common Stock purchased) pursuant to his employment agreement.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company may, in its discretion, indemnify other persons as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive and (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

  The Company has entered into Indemnity Agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

                             CERTAIN TRANSACTIONS

PRIVATE PLACEMENT TRANSACTIONS

  Since the Company's inception in September 1990, the Company has issued, in private placement transactions, the following shares of Preferred Stock, excluding shares of Series E Preferred Stock issued in connection with the Octopus Merger (as defined below) described below (such numbers, other than the number of shares into which such shares are convertible, do not give effect to the 1 for 2.5 reverse stock split effected in January 1997):
1,225,001 shares of Series A Preferred Stock at $1.50 per share in November and December 1990 (convertible into 1,470,000 shares of Common Stock at an effective purchase price of $1.25 per share); 923,077 shares of Series B Preferred Stock at $1.95 per share in December 1991 (convertible into 1,107,690 shares of Common Stock at an effective purchase price of $1.62 per share); 729,196 shares of Series C Preferred Stock at $2.40 per share in October and December 1992 and November 1993 (convertible into 875,034 shares of Common Stock at an effective price of $2.00 per share); and 757,713 shares of Series D Preferred Stock at $2.40 per share in April and May 1995 (convertible into 909,255 shares of Common Stock at an effective purchase price of $2.00 per share). The following table summarizes shares of Series A, Series B, Series C and Series D Preferred Stock purchased by five percent stockholders of the Company and entities affiliated with them. This table and the other information with respect to Preferred Stock in "Certain Transactions" do not give effect to the conversion of certain shares of Series A, Series B, Series C and Series D Preferred Stock into Common Stock at the election of the holders thereof on August 15, 1996.

                                                    NUMBER OF SHARES(2)
                                            -----------------------------------
INVESTOR (1)                                SERIES A SERIES B SERIES C SERIES D
------------                                -------- -------- -------- --------
Associated Venture Investors II............ 500,000  179,487  172,611   93,515
Technology Partners West Fund IV, L.P......      --  435,898  153,246   67,427
Aspen Venture Partners, L.P................ 500,000  179,487  153,176   54,166
Entities affiliated with Hambrecht & Quist
 LLC.......................................      --       --  113,632  520,832

---------------------

(1) Shares held by affiliated persons and entities have been aggregated. See "Principal and Selling Stockholders."

(2) Each share of Preferred Stock is convertible into 1.2 shares of Common Stock after giving effect to the 1 for 2.5 reverse stock split of the Common Stock effected in January 1997.

  In August and October 1994, the Company (i) borrowed $608,527 and issued short term promissory notes (the "Bridge Notes") that were converted into shares of Series D Preferred Stock in April 1995 and (ii) sold warrants to purchase an aggregate of 18,255 shares of Common Stock at an exercise price of $2.00 per share (the "Bridge Warrants") to, among others, the following five percent stockholders of the Company and entities affiliated with them:

                                                    PRINCIPAL AMOUNT   BRIDGE
INVESTOR                                                OF NOTES     WARRANTS(1)
--------                                            ---------------- -----------
Associated Venture Investors II....................     $224,438        6,733
Technology Partners West Fund IV L.P...............      161,826        4,854
Aspen Venture Partners, L.P. ......................      130,000        3,900
Entities affiliated with Hambrecht & Quist LLC.....       40,000        1,200

---------------------

(1) Gives effect to the 1 for 2.5 reverse stock split of the Common Stock effected in January 1997.

  In April and May 1995 in connection with the sale and issuance of its Series D Preferred Stock, (i) the Company sold to entities affiliated with Hambrecht & Quist LLC warrants to purchase an aggregate of 160,325 shares of Common Stock at an exercise price of $0.20 per share, and (ii) in exchange for the Bridge Warrants, issued warrants to purchase an aggregate of 121,167 shares of Common Stock at an exercise price of $2.00 per share, including warrants to purchase shares of Common Stock issued to the following five percent stockholders of the Company and entities affiliated with them:

                                                                       WARRANT
HOLDER                                                                SHARES (1)
------                                                                ----------
Associated Venture Investors II......................................   44,736
Technology Partners West Fund IV L.P.................................   32,167
Aspen Venture Partners, L.P. ........................................   27,101
Entities affiliated with Hambrecht & Quist LLC.......................    7,440

---------------------

(1) Gives effect to the 1 for 2.5 reverse stock split of the Common Stock effected in January 1997.

  The exercise price of the warrants and the number of shares for which they may be exercised are subject to adjustment in certain circumstances. Warrants issued to entities affiliated with Hambrecht & Quist LLC to purchase 160,325 shares of Common Stock are exercisable until and including April 11, 2002, and are deemed to be automatically exercised on a net issue basis upon the Company's initial public offering. The other warrants are exercisable until the earlier of: (i) August 26, 1998 or October 5, 1998 or (ii) the closing of this offering. In connection with the purchase of Series D Preferred Stock, the investors, including the investors listed above, were granted certain demand, piggyback and S-3 registration rights with respect to Common Stock issuable upon conversion of the Series D Preferred Stock. See "Description of Capital Stock--Registration Rights."

MERGER WITH OCTOPUS TECHNOLOGIES, INC.

  On August 28, 1996, the Company consummated a merger (the "Octopus Merger") with Octopus Technologies, Inc. ("Octopus Technologies") pursuant to which Octopus Technologies became a wholly-owned subsidiary of the Company. Pursuant to the Octopus Merger, (i) former Octopus Technologies shareholders were issued a total of 1,597,173 shares of Common Stock and 280,673 shares of Series E Preferred Stock (including Escrowed Shares, as defined below); (ii) Mr. Minter became a director of the Company and (iii) the Company assumed Octopus Technologies stock options that remained outstanding as of the effective date of the Octopus Merger, which were converted into options to purchase an aggregate of 149,590 shares of Qualix Common Stock with an average exercise price of $2.60 per share. The shares issued to former Octopus Technologies shareholders include shares issued to the following directors and five percent stockholders of the Company:

                                                           SHARES OF SERIES E
DIRECTORS AND 5% STOCKHOLDERS   SHARES OF COMMON STOCK(1) PREFERRED STOCK(1)(2)
-----------------------------   ------------------------- ---------------------
Charles L. Minter..............          207,838                  46,779
Samuel D. and Mary S. Allen....          561,165                      --
Comstock One Limited Partner-
 ship..........................          415,678                 181,502

---------------------
(1) Includes Escrowed Shares

(2) Each share of Series E Preferred Stock is convertible into 1.2 shares of Common Stock after giving effect to the 1 for 2.5 reverse stock split of Common Stock effected in January 1997.

  Pursuant to the Octopus Merger, 7.5% of the shares of Common Stock, Preferred Stock and, if options assumed in the Octopus Merger are exercised during the term of the escrow, shares of Common Stock issuable upon exercise of such options (collectively, the "Escrowed Shares"), were deposited into escrow with Qualix, as escrow agent, as security for certain damages, losses or liabilities sustained by Qualix by reason of breaches of certain representations or warranties made by Octopus Technologies in connection with the

Octopus Merger. The Escrowed Shares are to remain in escrow until the earlier of (i) August 28, 1997, (ii) the closing of the Company's initial public offering or (iii) the issuance of an audit report by the Company's auditors covering any reporting period ending after the closing of the Octopus Merger, unless earlier released to the Company pursuant to the escrow agreement. Mr. Minter is the representative of the holders of Escrowed Shares for purposes of the escrow agreement.

TRANSACTIONS WITH FOUNDERS

  In September and November 1990 the Company sold shares of Common Stock at a price of $0.00833 per share to, among others, Richard G. Thau (690,000 shares at an aggregate price of $5,750) and Jean A. Kovacs (372,000 shares at an aggregate price of $3,100).

  In July 1996 Mr. Thau and Ms. Kovacs exercised options to purchase, and the Company issued and sold, 32,580 shares of Common Stock to Mr. Thau at a price of $.20 per share (an aggregate price of $6,516) and 17,686 shares of Common Stock to Ms. Kovacs at a price of $.20 per share (an aggregate price of $3,537). The purchase prices were paid by promissory notes issued by Mr. Thau and Ms. Kovacs, respectively, in favor of the Company. Principal and accrued interest on each note is due in five years from such note's issue date. The notes bear interest at 6.74% per annum and each note is secured by a pledge of the shares purchased with it.

  Mr. Thau and Ms. Kovacs entered employment agreements with the Company dated as of November 15, 1990. See "Management--Change of Control Arrangements."

OTHER TRANSACTIONS

  For legal services rendered, the Company paid the law firms of Brobeck, Phleger & Harrison LLP ("Brobeck") $862, $38,375 and $26,721 during fiscal years 1996, 1995 and 1994, respectively, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP ("GDSVFH") $26,654 during fiscal year 1996 and $192,361 during the current fiscal year through December 31, 1996. Ms. Kovacs's husband, Brooks Stough, was a partner at Brobeck during the relevant periods and has been a partner at GDSVFH since September 1995. Such transactions were on arms-length, market terms.

  In May 1996 Mr. Felt exercised an option to purchase 48,000 shares of Common Stock at a price of $0.20 per share (an aggregate price of $9,600) and a warrant to purchase 40,000 shares of Series D Preferred Stock at a price of $2.40 per share (an aggregate price of $96,000). (The Series D Preferred Stock is convertible into 48,000 shares of Common Stock at an effective purchase price of $2.00 per share.) In each case, the purchase price was paid by a promissory note made by Mr. Felt in favor of the Company. Principal and accrued interest on such notes are due in 10 years from the notes' issue dates. The notes bear interest at the rate of 6.83% per annum and each note is secured by a pledge of the shares purchased with it.

  Mr. Felt has entered into an employment agreement with the Company. See "Management--Change of Control Arrangements."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership as of December 1, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, of the Common Stock by (i) each person known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer,
(iv) all executive officers and directors as a group and (v) each Selling Stockholder, none of whom is an employee of the Company.

                             SHARES BENEFICIALLY           SHARES BENEFICIALLY
                             OWNED PRIOR TO THE              OWNED AFTER THE
                               OFFERING (1)(2)     SHARES  OFFERING (1)(2)(3)
                             ---------------------- BEING  ----------------------
                               NUMBER    PERCENT   OFFERED   NUMBER    PERCENT
                             ----------- ----------------- ----------- ----------
NAME OF BENEFICIAL OWNER
------------------------
Associated Venture
 Investors, II (4).........    1,179,472    14.61% 127,913   1,051,559    10.44%
 One First Street No. 12
 Los Altos, CA 94022
Aspen Venture Partners,
 L.P. (5)..................    1,090,864    13.52        0   1,090,864    10.83
 1000 Fremont Avenue, Suite
  V
 Los Altos, CA 94024
Entitites affiliated with
 Hambrecht & Quist LLC (6).      929,122    11.51        0     929,122     9.23
 One Bush Street
 San Francisco, CA 94104
Comstock One Limited
 Partnership (7)...........      897,454    11.11  403,456     493,998     4.90
 10 Exchange Place, Suite
  2010
 Jersey City, New Jersey
  07302-3913
Technology Partners West
 Fund IV (8)...............      820,053    10.16   45,104     774,949     7.69
 1550 Tiburon Blvd., Suite
  A
 Belvedere, CA 94920
Richard G. Thau (9)........      709,999     8.70        0     709,999     6.99
Samuel D. and Mary S.
 Allen.....................      561,165     6.95   94,125     467,040     4.64
 741 Conestoga Road
 Rosemont, PA 19020
Jean A. Kovacs (10)........      449,999     5.53        0     449,999     4.44
 1900 S. Norfolk Street,
  Suite 224
 San Mateo, CA 94403
Bruce C. Felt (11).........      132,000     1.63        0     132,000     1.31
Arlington C. Glaze (12)....       98,623     1.22        0      98,623       *
George J. Symons (13)......       60,381       *         0      60,381       *
Peter L. Wolken (14).......    1,181,872    14.63  127,913   1,053,959    10.46
Samuel D. Kingsland (15)...      931,522    11.53        0     931,522     9.25
Charles L. Minter (16).....      899,854    11.14  403,456     496,398     4.93
William Hart (17)..........      822,453    10.18   45,104     777,349     7.72
William D. Jobe (18).......       44,000       *         0      44,000       *
All directors and officers
 as a group (10 persons)
 (19)......................    5,330,703    63.72  576,473   4,754,230    45.86

                           SHARES BENEFICIALLY            SHARES BENEFICIALLY
                           OWNED PRIOR TO THE               OWNED AFTER THE
                             OFFERING (1)(2)      SHARES  OFFERING (1)(2)(3)
                           ----------------------  BEING  ----------------------
                            NUMBER      PERCENT   OFFERED  NUMBER      PERCENT
                           ----------- ---------- ------- ----------- ----------
OTHER SELLING
STOCKHOLDERS
-------------
Quest Ventures II (20)...      398,908      4.94  20,000      378,908      3.76
Stanley Salvigsen........      125,414      1.55  74,115       51,299        *
Robert P. Tomasulo (21)..       85,051        *   42,000       43,051        *
Robert and S. Ann Morley.       74,475        *    3,724       70,751        *
Anthony Trepel...........       62,500        *   62,500            0        *
Winston Lee(22)..........      104,662      1.29   9,262       95,400        *
Douglas C. Shaker........       39,003        *   38,800          203        *
Wayne Fluri..............       14,618        *   14,618            0        *
Robert Gottfried.........       14,618        *   14,618            0        *
Edward Buchanan..........       13,649        *   13,649            0        *
John Hime................       12,000        *   12,000            0        *
Eugene McCabe (23).......       11,641        *   11,470          171        *
Mark DeFranco............        4,490        *    4,490            0        *
Troy Hottenstein.........        9,172        *    4,000        5,172        *
William Whitman..........        1,731        *    1,731            0        *
John A. Edson (24).......        1,037        *      867          170        *
Sheila Lee Trombadore....        1,020        *    1,020            0        *
David Bernard............        3,102        *      400        2,702        *
Brian McCabe.............           69        *       69            0        *
Nicole Riter.............           69        *       69            0        *

---------------------
  * Represents less than 1%.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

 (2) Percentage of beneficial ownership is calculated assuming 8,071,768 shares of Common Stock were outstanding on December 31, 1996. This percentage also includes Common Stock of which such individual or entity has the right to acquire beneficial ownership within sixty days of December 31, 1996, including but not limited to the exercise of options and warrants; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by General Rule 13d-3(1)(i) under the Securities Exchange Act of 1934. The number of shares outstanding after this offering includes the 2,000,000 shares of Common Stock being offered for sale by the Company in this offering.

 (3) Assumes no exercise of the Underwriter's over-allotment option. See "Underwriting." If the underwriters exercise the over-allotment options, the Company and certain Selling Stockholders will sell up to an aggregate additional 450,000 shares in this offering.

 (4) Mr. Wolken, a director of the Company, is a general partner of AVI Management Partners II, the general partner of Associated Venture Investors II, L.P. AVI Management Partners II exercises voting and investment power with respect to the shares of Common Stock held by Associated Venture Investors II, L.P. Mr. Wolken disclaims beneficial ownership of all shares of Common Stock held by Associated Venture Investors II, L.P., except to the extent of his pecuniary interest therein. Excludes an option to purchase 2,400 shares of Common Stock granted to Mr. Wolken on October 31, 1996 under the 1995 Plan.

 (5) Includes warrants to purchase 27,101 shares of Common Stock. The general partners of Aspen Venture Partners, L.P. are Alexander P. Cilento, E. David Crockett, Michael J.F. Ducros, Allen R. Ferguson,

    Michael A. Henos and Nicholas A. Papantonis. Each general partner disclaims beneficial ownership of the shares of Common Stock held by Aspen Venture Partners, L.P., except to the extent of such general partner's pecuniary interest therein. The sole limited partner is 3i PLC.

 (6) Includes 499,999 shares of Common Stock and warrants to purchase 132,500 shares of Common Stock held by H&Q London Ventures ("H&Q London") and 261,357 shares of Common Stock and warrants to purchase 35,265 shares of Common Stock held by H&Q Qualix Investors, L.P. ("H&Q Qualix"). Mr. Kingsland, a director of the Company, is a Principal of H&Q Venture Capital, an entity affiliated with Hambrecht & Quist LLC. Mr. Kingsland disclaims beneficial ownership of the shares held by H&Q London and H&Q Qualix, except to the extent of his pecuniary interests therein. Excludes an option to purchase 2,400 shares of Common Stock granted to Mr. Kingsland on October 31, 1996 under the 1995 Plan.

 (7) Includes 263,974 shares owned by Mr. Minter, a director of the Company, who is the Chairman of the Board and President of Comstock Partners, Inc., the general partner of Comstock One Limited Partners ("Comstock"). Mr. Minter disclaims beneficial ownership of all shares of Common Stock held by Comstock, except to the extent of his pecuniary interest therein. Excludes an option to purchase 2,400 shares of Common Stock granted to Mr. Minter on October 31, 1996 under the 1995 Plan. Shares being offered consist of 325,552 shares offered by Comstock and 77,904 shares offered by Mr. Minter.

 (8) Includes warrants to purchase 32,167 shares of Common Stock. Mr. Hart, a director of the Company, is a general partner of the general partner of Technology Partners West Fund IV, L.P. and as such exercises voting and investment power with respect to the shares of Common Stock held by Technology Partners West Fund IV, L.P. Mr. Hart disclaims beneficial ownership of all shares of Common Stock held by Technology Partners West Fund IV, L.P., except to the extent of his beneficial interest therein. Excludes an option to purchase 2,400 shares of Common Stock granted to Mr. Hart on October 31, 1996 under the 1995 Plan.

 (9) Mr. Thau is Chairman of the Board, President and Chief Executive Officer of the Company. Includes options to purchase 87,419 shares of Common Stock.

(10) Ms. Kovacs is Executive Vice President and Secretary of the Company. Includes options to purchase 60,313 and 36,000 shares of Common Stock held by a trust of which Ms. Kovacs is trustee.

(11) Mr. Felt is Vice President, Finance and Chief Financial Officer of the Company. Includes options to purchase 36,000 shares of Common Stock.

(12) Mr. Glaze is Vice President, Sales of the Company. Includes option to purchase 64,623 shares of Common Stock.

(13) Mr. Symons is Vice President, Engineering/Technical Services of the Company. Includes options to purchase 32,382 shares of Common Stock.

(14) Includes 1,179,472 shares beneficially owned by Associated Venture Investors, II. See note (4). Includes options to purchase 2,400 shares of Common Stock. Shares being offered consist of 127,913 shares offered by Associated Venture Investors, II.

(15) Includes 929,122 shares beneficially owned by entities affiliated with Hambrecht & Quist LLC. See note (6). Includes options to purchase 2,400 shares of Common Stock.

(16) Includes 633,480 shares beneficially owned by Comstock One Limited Partnership. See note (7). Includes options to purchase 2,400 shares of Common Stock. Shares being offered consist of 325,552 shares offered by Comstock and 77,904 shares offered by Mr. Minter.

(17) Includes 820,053 shares beneficially owned by Technology Partners West Fund IV. See note (8). Includes options to purchase 2,400 shares of Common Stock. Shares being offered consist of 45,104 shares offered by Technology Partners West Fund IV.

(18) Mr. Jobe is a director of the Company. Includes options to purchase 4,000 shares of Common Stock.

(19) Includes warrants to purchase 199,932 shares of Common Stock and options to purchase 294,337 shares of Common Stock.

(20) Includes 234,189 shares of Common Stock and warrants to purchase 2,762 shares of Common Stock held by Quest Ventures II and 160,069 shares of Common Stock and warrants to purchase 1,888 shares of Common Stock held by Quest Ventures International.

(21) Includes options to purchase 1,154 shares of Common Stock.

(22) Includes 27,711 shares beneficially owned by Millstone Valley Consulting Money Pension Plan and 24,247 shares beneficially owned by Millstone Valley Consulting Profit Sharing Plan. Mr. Lee is the Trustee of both the Millstone Valley Consulting Profit Sharing and Money Pension Plans. Shares being offered consists of 4,704 shares offered by Mr. Lee, 2,511 shares offered by Millstone Valley Consulting Money Pension Plan, and 2,047 shares offered by Millstone Valley Consulting Profit Sharing Plan.


(23) Includes options to purchase 171 shares of Common Stock.

(24) Includes options to purchase 171 shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value, after giving effect to the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation upon the closing of this offering to (i) delete references to Series A, Series B, Series C, Series D and Series E Preferred Stock following conversion of such Preferred Stock into Common Stock and (ii) authorize shares of undesignated Preferred Stock, as described below.

COMMON STOCK

  As of December 31, 1996, there were 8,071,768 shares of Common Stock outstanding that were held of record by approximately 75 stockholders assuming
(i) no exercise after December 31, 1996 of outstanding stock options, (ii) a 1 for 2.5 reverse stock split of the Common Stock effected in January 1997,
(iii) the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering and (iv) the assumed exercise of warrants to purchase 231,988 shares of Common Stock on a cash basis at the closing of this offering. There will be 10,071,768 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option) after giving effect to the sale of the shares of Common Stock to the public offered hereby.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

  The Company's Amended and Restated Certificate of Incorporation will be amended and restated upon the closing of this Offering to authorize 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

  Certificate of Incorporation. Under the Company's Amended and Restated Certificate of Incorporation as amended and restated upon the closing of this offering, the Board of Directors will have the power to authorize the issuance of up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common stock and may adversely affect the market price of and the voting and other rights of the holders of the Common Stock. In addition, the Amended and Restated Certificate of Incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. These provisions of the Amended and Restated Certificate of Incorporation could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions, however, could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

  Delaware Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

  Pursuant to an agreement between the Company and the holders (or their permitted transferees) ("Holders") of approximately 4,422,455 shares of Common Stock, the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company at its expense on not more than two occasions, to file a registration statement under the Securities Act with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, certain of the Holders may require the Company at its expense to register their shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Chase Mellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 10,071,768 shares of Common Stock outstanding. See "Description of Capital Stock." Of these shares, the 3,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 7,071,768 shares of Common Stock are deemed "Restricted Shares" under Rule 144. Beginning after the 180-day period following the effective date of the registration statement filed in connection with this offering specified in preexisting agreements or in lock-up agreements with the Representatives of the Underwriters, approximately 6,714,280 shares will be eligible for sale in reliance upon Rule 144 or Rule 701 promulgated under the Securities Act, some of which will be subject to the volume and other resale limitations of Rule 144, other than the two year holding period.

  In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the over the counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) which is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from the Company (or any Affiliate) at least three years previously, will be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provision, public information requirements or notice requirements. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares. Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period.

  Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

OPTIONS AND WARRANTS

  On December 31, 1996, options to purchase a total of 886,855 shares of Common Stock were outstanding and options to purchase 384,154 shares of Common Stock were available for future grant (including 200,000 shares authorized under the 1997 Plan). See "Management--1997 Stock Option Plan." All of the shares subject to options are subject to lock-up agreements. See "--Lock-up Agreements." In addition, the Company has reserved 350,000 shares for issuance under the Purchase Plan. See "Management--1997 Stock Option Plan," "Management--Employee Stock Purchase Plan," "--Lock-up Agreements" and Note 8 of Notes to Consolidated Financial Statements.

  The Company intends to file a registration statement on Form S-8 under the Securities Act covering approximately 1,271,009 shares of Common Stock, subject to outstanding stock options or reserved for issuance pursuant to the Company's 1997 Plan and 350,000 shares of Common Stock issuable pursuant to the Purchase Plan. Such registration statement on Form S-8 is expected to be filed simultaneously with the effectiveness of the registration statement covering the shares of Common Stock offered in this offering and will automatically become effective upon filing. Accordingly, shares covered by such registration statement will thereupon be eligible for sale in the public markets, subject to the lapse of any repurchase rights the Company may have with respect to such shares and to the Lock-up Agreements, if applicable.

  On December 31, 1996, warrants to purchase 231,988 shares of Common Stock were outstanding. The warrants terminate on the closing of this offering unless exercised on or prior to such time. See "Certain Transactions--Private Placement Transactions."

LOCK-UP AGREEMENTS

  All officers and directors and certain holders of Common Stock and options to purchase Common Stock have agreed pursuant to certain lock-up agreements that they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock for a period 180 days after the effective date of this Registration Statement without the prior written consent of Hambrecht & Quist LLC. All other holders of Common stock and options and warrants to purchase common Stock have agreed pursuant to existing agreements with the Company not to sell or otherwise transfer or dispose of any Common Stock for a period of 180 days after the effective date of this offering.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Hambrecht & Quist LLC and Smith Barney Inc. have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                            NUMBER
        NAME                                               OF SHARES
        ----                                               ---------
        Hambrecht & Quist LLC.............................
        Smith Barney Inc. ................................
                                                           ---------
          Total........................................... 3,000,000
                                                           =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The underwriters may allow, and such dealers may
re-allow a concession not in excess of $     per share to certain other
dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company and certain of the Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the public offering prices less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,000,000 and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,000,000 shares are being offered.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  In addition, the Company and certain stockholders of the Company have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the effective date of this offering without the prior written consent of Hambrecht & Quist LLC except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and other currently outstanding options. In addition, the Company may issue shares of Common Stock in connection with corporate acquisitions. See "Shares Eligible for Future Sale."

  The Representative of the Underwriters have advised the Company and the Selling Stockholders that the Underwriters will not confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company, the Selling Stockholders and the Representatives of the Underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies that the Company and their Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  Various investment entities affiliated with Hambrecht & Quist LLC, one of the Representatives of the Underwriters, purchased from the Company (i) 45,452 shares of Series C Preferred Stock in December 1992, (ii) 208,332 shares of Series D Preferred Stock in April and May 1995 and (iii) warrants exercisable for 167,765 shares of Common Stock in April and May 1995. Samuel D. Kingsland is a member of the Company's Board of Directors and is a Principal of H&Q Venture Capital. See "Management." Pursuant to Section (b)(1) of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("Rule 2720"), Hambrecht & Quist LLC may be deemed an "affiliate" of the Company or pursuant to Section (b)(7) of Rule 2720 may have a "conflict of interest" as such terms are defined in Rule 2720. The offering of Common Stock hereby will be conducted in accordance with applicable provisions of Rule 2720 and consequently the offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Smith Barney Inc., which will serve in such role, is conducting due diligence and will recommend a maximum offering price in compliance with the requirements of Rule 2720.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, Menlo Park, California. A spouse of a member of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP is an officer and director of the Company and beneficially owns 449,999 shares of the Company's Common Stock. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Securities and Exchange Commission. Prior to the effective date of this offering, the Company was not a reporting company under the Securities Exchange Act of 1934, as amended. The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements examined by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited consolidated financial information.

                               QUALIX GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of June 30, 1995 and 1996 and December 31,
 1996 (Unaudited)........................................................  F-3
Consolidated Statements of Operations for the Years Ended June 30, 1994,
 1995 and 1996 and the Six Months Ended December 31, 1995 and 1996
 (Unaudited).............................................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended June
 30, 1994, 1995 and 1996 and the Six Months Ended December 31, 1996
 (Unaudited).............................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended June 30, 1994,
 1995 and 1996 and the Six Months Ended December 31, 1995 and 1996
 (Unaudited).............................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                         INDEPENDENT AUDITORS' REPORT

Qualix Group, Inc.:

We have audited the accompanying consolidated balance sheets of Qualix Group, Inc. and subsidiary (the Company) as of June 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Qualix Group, Inc. and subsidiary as of June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

San Jose, California
August 13, 1996

(January 14, 1997 as to Note 10)

                               QUALIX GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                        JUNE 30,                     PRO FORMA
                                     ----------------  DECEMBER 31, DECEMBER 31,
                                      1995     1996        1996         1996
                                     -------  -------  ------------ ------------
                                                       (UNAUDITED)  (UNAUDITED)
                                                                      (NOTE 1)
              ASSETS
Current Assets:
  Cash.............................  $ 1,611  $ 3,102    $ 3,084      $ 3,259
  Investment available for sale....    1,018      485        860          860
  Accounts receivable, less allow-
   ance for doubtful accounts ($87
   in 1995, $256 at June 1996 and
   $206 at December 1996)..........    1,505    2,805      4,257        4,257
  Inventories......................      103      108        149          149
  Prepaid expenses.................       69       60        464          464
                                     -------  -------    -------      -------
    Total current assets...........    4,306    6,560      8,814        8,989
Property and equipment, net........      147      343        766          766
Other assets.......................        2       --         --           --
                                     -------  -------    -------      -------
    Total assets...................  $ 4,455  $ 6,903    $ 9,580      $ 9,755
                                     =======  =======    =======      =======
   LIABILITIES AND STOCKHOLDERS'
               EQUITY
Current Liabilities:
  Accounts payable.................  $   747  $   997    $ 1,512      $ 1,512
  Accrued liabilities..............      644    1,415      2,120        2,120
  Deferred revenue and advances....      352    1,087      1,441        1,441
  Current portion of long-term ob-
   ligations.......................       80      268        174          174
                                     -------  -------    -------      -------
    Total current liabilities......    1,823    3,767      5,247        5,247
                                     -------  -------    -------      -------
Long-term obligations (Note 7).....      153      290        303          303
Commitments and contingencies (Note
 7 and 10)
Stockholders' Equity:
  Convertible preferred stock--par
   value $0.001 (aggregate
   liquidation preference of
   $8,107); 5,000,000 shares
   authorized; shares outstanding:
   1995: 3,915,660; June 1996:
   3,978,993; December 1996:
   2,322,192; no shares outstanding
   on a pro forma basis............    7,879    8,031      4,790           --
  Common stock--par value $0.001;
   20,000,000 shares authorized;
   shares outstanding: 1995:
   2,324,324;
   June 1996: 2,943,502; December
   1996: 5,053,170 and 8,071,768 on
   a pro forma basis...............    1,396    1,747      5,096       10,061
  Notes receivable from sale of
   stock...........................       (8)    (169)      (179)        (179)
  Net unrealized gain on invest-
   ment............................    1,018      485        860          860
  Accumulated deficit..............   (7,806)  (7,248)    (6,537)      (6,537)
                                     -------  -------    -------      -------
    Total stockholders' equity.....    2,479    2,846      4,030        4,205
                                     -------  -------    -------      -------
    Total liabilities and
     stockholders' equity..........  $ 4,455  $ 6,903    $ 9,580      $ 9,755
                                     =======  =======    =======      =======

                See notes to consolidated financial statements.

                               QUALIX GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS
                                                                    ENDED
                                       YEAR ENDED JUNE 30,      DECEMBER 31,
                                      ------------------------  --------------
                                       1994     1995     1996    1995    1996
                                      -------  -------  ------  ------  ------
                                                                 (UNAUDITED)
Revenue:
 Reliability software................ $   536  $ 3,573  $8,965  $3,434  $7,858
 Other products......................   4,868    4,723   5,360   2,331   4,948
 Support, maintenance and consulting.     649    1,107   2,210     916   2,243
                                      -------  -------  ------  ------  ------
  Total revenue......................   6,053    9,403  16,535   6,681  15,049
                                      -------  -------  ------  ------  ------
Cost of revenue:
 Cost of reliability software........     291    1,619   3,640   1,383   2,456
 Cost of other products..............   3,396    3,332   3,781   1,666   3,441
 Cost of support, maintenance and
  consulting.........................     475      610   1,021     476     833
                                      -------  -------  ------  ------  ------
  Total cost of revenue..............   4,162    5,561   8,442   3,525   6,730
                                      -------  -------  ------  ------  ------
  Gross profit.......................   1,891    3,842   8,093   3,156   8,319
Operating expenses:
 Sales and marketing.................   2,490    3,463   5,101   2,135   4,801
 General and administrative..........   1,528    1,239   1,920     815   1,264
 Research and development............     419      257     620     183     978
 Purchased in-process technology.....      --       --     740      --      --
 Merger expenses.....................      --       --      --      --     595
                                      -------  -------  ------  ------  ------
  Total operating expenses...........   4,437    4,959   8,381   3,133   7,638
                                      -------  -------  ------  ------  ------
Income (loss) from operations........  (2,546)  (1,117)   (288)     23     681
Other income (expense):
 Gain on sale of stock...............      --       --     763     763      --
 Interest income.....................      16       20      88      32      49
 Interest expense....................     (32)     (83)     (5)     (1)    (18)
                                      -------  -------  ------  ------  ------
  Total other income (expense).......     (16)     (63)    846     794      31
                                      -------  -------  ------  ------  ------
Income (loss) before income taxes....  (2,562)  (1,180)    558     817     712
Provision for income taxes...........      --       --      --      --       1
                                      -------  -------  ------  ------  ------
  Net income (loss).................. $(2,562) $(1,180) $  558  $  817  $  711
                                      =======  =======  ======  ======  ======
Pro forma net income per share.......                   $  .07  $  .10  $  .08
                                                        ======  ======  ======
Shares used in computing pro forma
 net income per share................                    8,177   8,101   8,370
                                                        ======  ======  ======

                See notes to consolidated financial statements.

                               QUALIX GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                             CONVERTIBLE                            NOTES       NET
                           PREFERRED STOCK       COMMON STOCK     RECEIVABLE UNREALIZED
                          -------------------  -----------------  FROM SALE   GAIN ON   ACCUMULATED
                            SHARES    AMOUNT    SHARES    AMOUNT   OF STOCK  INVESTMENT   DEFICIT    TOTAL
                          ----------  -------  ---------  ------  ---------- ---------- ----------- -------
Balances, July 1, 1993..   2,668,940  $ 4,843  1,217,436  $  178    $  (7)     $   --     $(4,064)  $   950
 Issuance of Series C
  preferred stock.......     208,334      500         --      --       --          --          --       500
 Issuance of Series E
  preferred stock, net
  of issuance costs of
  $7....................     280,673      743         --      --       --          --          --       743
 Issuance of common
  stock.................          --       --     38,097     350       --          --          --       350
 Exercise of stock
  options...............          --       --      4,113     120       --          --          --       120
 Issuance of common
  stock for services
  rendered..............          --       --        260      --       --          --          --        --
 Repurchase of common
  stock.................          --       --     (8,996)     (1)       1          --          --        --
 Net loss...............          --       --         --      --       --          --      (2,562)   (2,562)
                          ----------  -------  ---------  ------    -----      ------     -------   -------
Balances, June 30, 1994.   3,157,947    6,086  1,250,910     647       (6)         --      (6,626)      101
 Issuance of Series D
  preferred stock, net
  of issuance costs of
  $16...................     504,160    1,193         --      --       --          --          --     1,193
 Conversion of
  promissory notes for
  Series D preferred
  stock, net of issuance
  costs of $8...........     253,553      600         --      --       --          --          --       600
 Issuance of common
  stock, net of issuance
  costs of $21..........          --       --  1,042,659     731       --          --          --       731
 Exercise of stock
  options...............          --       --      6,972       1       --          --          --         1
 Issuance of common
  stock for services
  rendered..............          --       --     23,783      17       --          --          --        17
 Accrued interest.......          --       --         --      --       (2)         --          --        (2)
 Net unrealized gain on
  investment............          --       --         --      --       --       1,018          --     1,018
 Net loss...............          --       --         --      --       --          --      (1,180)   (1,180)
                          ----------  -------  ---------  ------    -----      ------     -------   -------
Balances, June 30, 1995.   3,915,660    7,879  2,324,324   1,396       (8)      1,018      (7,806)    2,479
 Exercise of Series C
  preferred stock
  options...............      23,333       56         --      --      (56)         --          --        --
 Exercise of Series D
  preferred stock
  options...............      40,000       96         --      --      (96)         --          --        --
 Conversion of short-
  term notes for common
  stock, net of issuance
  costs of $11..........          --       --    457,246     319       --          --          --       319
 Exercise of stock
  options...............          --       --     99,172      20       (9)         --          --        11
 Issuance of common
  stock for services
  rendered..............          --       --     62,760      12       --          --          --        12
 Net unrealized gain on
  investment............          --       --         --      --       --        (533)         --      (533)
 Net income.............          --       --         --      --       --          --         558       558
                          ----------  -------  ---------  ------    -----      ------     -------   -------
Balances, June 30, 1996.   3,978,993    8,031  2,943,502   1,747     (169)        485      (7,248)    2,846
 Conversion of preferred
  stock*................  (1,656,801)  (3,241) 1,988,161   3,241       --          --          --        --
 Exercise of stock
  options*..............          --       --     72,004      13      (10)         --          --         3
 Exercise of stock
  warrants*.............                          49,503      95       --          --          --        95
 Net unrealized gain on
  investment*...........          --       --         --      --       --         375          --       375
 Net income*............          --       --         --      --       --          --         711       711
                          ----------  -------  ---------  ------    -----      ------     -------   -------
Balances, December 31,
 1996*..................   2,322,192  $ 4,790  5,053,170  $5,096    $(179)     $  860     $(6,537)  $ 4,030
                          ==========  =======  =========  ======    =====      ======     =======   =======

-------------------
* Unaudited

                See notes to consolidated financial statements.

                               QUALIX GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                    YEAR ENDED JUNE 30,        DECEMBER 31,
                                  -------------------------  ------------------
                                   1994     1995     1996      1995      1996
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)..............  $(2,562) $(1,180) $   558  $    817  $    711
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation and amortization.      116      125       85        77        85
  Amortization of software
   development costs............       11       16        2         5        --
  Interest income on notes
   receivable from sale of
   stock........................       --       (1)      --        --        --
  Gain on sale of investments...       --       --     (763)     (763)       --
  Purchased in-process
   technology...................       --       --      740        --        --
  Changes in:
   Accounts receivable..........     (288)    (469)  (1,300)     (723)   (1,452)
   Inventories..................       53      120       (5)       38       (41)
   Prepaid expenses.............       43       (2)     (14)       30      (404)
   Accounts payable.............       (9)     110      250        (9)      515
   Accrued liabilities..........      219      255      572       173       705
   Deferred revenue and
    advances....................      126      140      735        90       354
   Liability under employment
    termination agreement.......      240      (17)     (72)      (45)      (98)
                                  -------  -------  -------  --------  --------
    Net cash provided by (used
     in) operating activities...   (2,051)    (903)     788      (310)      375
                                  -------  -------  -------  --------  --------
Cash flows from investing
 activities:
 Purchases of property and
  equipment, net................      (99)     (86)    (267)     (148)     (508)
 Sale (purchase) of investment..       --       --      847       847        --
 Business acquisition...........       --       --     (617)       --        --
 Other assets, net..............        1      (12)      --        --        --
                                  -------  -------  -------  --------  --------
    Net cash provided by (used
     in) investing activities...      (98)     (98)     (37)      699      (508)
                                  -------  -------  -------  --------  --------
Cash flows from financing
 activities:
 (Repayments) borrowings on bank
  line of credit, net...........      150     (200)      --        --        --
 Issuance of convertible
  promissory notes..............       --      609      315        --        --
 Repayments of capital lease
  obligations, net..............      (54)     (62)      (7)       (4)       (1)
 Issuance of long-term
  obligations...................       --       --      405        --        18
 Proceeds from issuance of
  preferred and common stock,
  net...........................    1,713    1,934       27       312        98
                                  -------  -------  -------  --------  --------
    Net cash provided by financ-
     ing activities.............    1,809    2,281      740       308       115
                                  -------  -------  -------  --------  --------
Net increase (decrease) in cash.     (340)   1,280    1,491       697       (18)
Cash, beginning of year.........      671      331    1,611     1,611     3,102
                                  -------  -------  -------  --------  --------
Cash, end of year...............  $   331  $ 1,611  $ 3,102  $  2,308  $  3,084
                                  =======  =======  =======  ========  ========
Noncash investing and financing
 activities:
 Net unrealized gain on
  investment....................  $    --  $ 1,018  $  (533) $    118  $    375
                                  =======  =======  =======  ========  ========
 Exercise of options for
  stockholder notes receivable..  $    --  $    --  $   161  $     --  $     --
                                  =======  =======  =======  ========  ========
 Conversion of promissory notes
  for stock, net of issuance
  costs.........................  $    --  $   600  $   315  $     --  $     --
                                  =======  =======  =======  ========  ========
 Issuance of common stock for
  services rendered.............  $    --  $    17  $    13  $     --  $     --
                                  =======  =======  =======  ========  ========
 Property acquired under capital
  lease obligations.............  $    19  $    --  $    --  $     --  $     --
                                  =======  =======  =======  ========  ========
Supplemental disclosure of cash
 flow information:
 Cash paid during the period for
 interest.......................  $    38  $   114  $    28  $      1  $     --
                                  =======  =======  =======  ========  ========
 Cash paid during the period for
  income taxes..................  $    --  $    --  $    --  $     --  $     54
                                  =======  =======  =======  ========  ========

                See notes to consolidated financial statements.

                              QUALIX GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996

             (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED

                 DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations--Qualix Group, Inc. (the Company) was incorporated in Delaware in September 1990. The Company develops or acquires, markets and supports reliability software for distributed computing systems based on Unix and Windows NT operating systems. The Company markets its products through its direct sales force, which is focused on organizations located in the United States, Europe and the Far East.

  Basis of Presentation--The Company acquired Octopus Technologies, Inc. ("Octopus") on August 27, 1996. The acquisition was accounted for as a pooling-of-interests. All financial data of the Company has been restated to include the historical financial information of Octopus.

  Consolidation--The accompanying financial statements include the accounts of Qualix Group, Inc. and its wholly-owned subsidiary. Intercompany accounts and transactions are eliminated in consolidation.

  Financial Statement Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include the value of an investment available for sale, the allowance for potentially uncollectible accounts receivable, certain accrued liabilities and a valuation allowance for net deferred tax assets. Actual results could differ from those estimates.

  Investment Available for Sale--The Company's investment consists of restricted, unregistered equity securities in a publicly traded company and are recorded at estimated market value with a corresponding recognition of the net unrealized holding gain as a separate component of stockholder's equity until realized.

  Inventories--Inventories consist of computer products, software and component parts purchased for resale. Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment--Property and equipment, including equipment under capital lease and leasehold improvements, are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives, generally three to seven years, or the lease term, as appropriate.

  Software Development Costs--Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Such costs, which have not been material to date, are amortized on a straight-line basis over the estimated useful life of two years beginning with the initial licensing of each new product.

  Effects of Recent Accounting Pronouncements--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair market value method of accounting for stock options and other equity instruments. The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules but requires disclosure in a note to the financial statements of the pro forma net income as if the Company had applied the new method of accounting. Commencing

                              QUALIX GROUP, INC.

July 1, 1996, the Company intends to follow the disclosure alternative for its employee stock compensation plans. Adoption of the new standard will have no effect on the Company's financial position or results of operations.

  The Financial Accounting Standards Board has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that the Company review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 became effective for the Company's fiscal year beginning July 1, 1996. Implementation of this statement did not have a material impact on the Company's financial statements.

  Revenue Recognition--Revenue from software licenses is generally recognized upon shipment. Revenue is recognized only when no significant vendor or post-contract support obligations remain. Product revenue is recognized upon shipment. Revenue from separately priced software support, maintenance and consulting contracts is deferred and recognized ratably over the term of the agreement, which is typically one year.

  Warranty--The Company generally warrants its products for 30 days. The Company has no provision for warranty costs at June 30, 1996 as historically costs have not been significant.

  Income Taxes--Income taxes are provided under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach to account for income taxes and requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating losses and purchased in-process-technology.

  Certain Significant Risks and Uncertainties--Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, investments and accounts receivable. Cash is held primarily with four financial institutions. The Company sells its products primarily to companies in diversified industries in North America, Europe and the Far East, and generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. While the Company maintains allowances for potential bad debt losses, actual losses to date have not been material. No customers accounted for greater than 10% of accounts receivable in 1995 or 1996. No customer accounted for greater than 10% of total revenue in 1994, 1995 and 1996. In 1994 and 1995, export sales did not account for more than 10% of total revenue. Export sales from the United States represented 17% and 18% of total revenue in fiscal 1996 and in the six months ended December 31, 1996, respectively.

  The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: advances and trends in new technologies; competitive pressures in the form of new products or price reductions on current products; changes in product mix; changes in the overall demand for products and services offered by the Company; changes in certain strategic partnerships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; risks associated with changes in domestic and international economic and/or political conditions or regulations; availability of necessary components; and the Company's ability to attract and retain employees necessary to support its growth.

  Pro Forma Net Income (Loss) Per Share--Pro forma net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares include preferred stock (using the "if converted" method) and stock options and warrants

                              QUALIX GROUP, INC.

(using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission's Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the 12 months preceding the initial filing date as if they were outstanding for all periods presented (using an assumed initial public offering price of $10.00 per share). In addition, all outstanding preferred stock that converts and all warrants that are expected to be exercised in connection with the proposed offering are included in the computation as common equivalent shares even when the effect is anti-dilutive.

  Unaudited Interim Financial Information--The unaudited interim financial information as of December 31, 1996 and for the six months ended December 31, 1995 and 1996 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results for the six months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the year ending June 30, 1997.

  Unaudited Pro Forma Information--Unaudited pro forma information reflects the conversion of each of the outstanding shares of convertible preferred stock into 1.2 shares of common stock upon the closing of the initial public offering and all warrants that are expected to be exercised in connection with the proposed offering as contemplated by this Prospectus.

2. BUSINESS ACQUISITION

  On May 1, 1996, the Company acquired substantially all of the assets and assumed certain of the liabilities of Anthill Incorporated ("Anthill"). The purchase price totaled approximately $675,000, of which $175,000 was paid at the closing of the transaction and the remaining purchase price will be paid in four annual installments of $125,000 each (see Note 7). Anthill is engaged in the development of a hierarchical storage management product.

  The acquisition was accounted for as a purchase, and, accordingly, the acquired assets and liabilities were recorded at their estimated fair market values at the date of acquisition. The aggregate purchase of $675,000, plus $116,000 of costs directly attributable to the completion of the acquisition, has been allocated to the assets and liabilities acquired. Approximately $740,000 of the total purchase price represented the value of in-process technology which had no future alternative use and was charged to the Company's operations in the fourth quarter of fiscal 1996.

3. INVESTMENT AVAILABLE FOR SALE

  At June 30, 1995, the Company held 46,121 unregistered shares of Veritas Software Corporation (Veritas) common stock which was obtained in connection with a warrant exercise for shares in another company which was subsequently acquired by Veritas. During 1996, the Company sold 34,590 shares and realized a gain of approximately $847,500. The gain on the stock sale was recorded, net of legal costs of $85,000, in the first quarter of fiscal 1996. The remaining 11,531 shares held at June 30, 1996 are subject to certain holding restrictions.

                            QUALIX GROUP, INC.

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of (in thousands):

                                                       JUNE 30,
                                                      ------------  DECEMBER 31,
                                                      1995   1996       1996
                                                      -----  -----  ------------
   Computer equipment and software................... $ 524  $ 777    $ 1,263
   Furniture and fixtures............................    15     41         48
   Office equipment..................................     7      8         12
   Leasehold improvements............................     9     10         20
                                                      -----  -----    -------
                                                        555    836      1,343
   Less accumulated depreciation and amortization....  (408)  (493)      (578)
                                                      -----  -----    -------
   Property and equipment--net....................... $ 147  $ 343    $   765
                                                      =====  =====    =======

5. ACCRUED LIABILITIES

  Accrued liabilities consist of (in thousands):

                                                       JUNE 30,
                                                     ------------- DECEMBER 31,
                                                     1995   1996       1996
                                                     ----- ------- ------------
   Compensation, bonuses and related benefits....... $ 192 $   377   $   667
   Royalties payable and costs associated with
    product acquisition.............................   260     547       746
   Other accrued liabilities........................   192     491       707
                                                     ----- -------   -------
                                                     $ 644 $ 1,415   $ 2,120
                                                     ===== =======   =======

6. INCOME TAXES

  The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to the income (loss) before income taxes as follows:

                                                                    SIX MONTHS
                                        YEAR ENDED JUNE 30,           ENDED
                                        ------------------------   DECEMBER 31,
                                         1994     1995     1996        1996
                                        ------   ------   ------   ------------
   Taxes computed at federal statutory
    rate...............................  (35.0)%  (35.0)%   35.0%      35.0%
   State income taxes, net of federal
    effect.............................   (2.3)    (2.7)     6.1        6.0
   Nondeductible merger and other
    costs..............................     --      1.7      6.6       29.2
   Change in valuation allowance.......   38.7     37.0    (50.0)     (68.7)
   Other...............................   (1.4)    (1.0)     2.3       (1.5)
                                        ------   ------   ------      -----
     Total provision...................     -- %     -- %     -- %       -- %
                                        ======   ======   ======      =====

                              QUALIX GROUP, INC.

  The tax effects of temporary differences that give rise to deferred taxes were as follows (in thousands):

                                                    JUNE 30,
                                                 ----------------  DECEMBER 31,
                                                  1995     1996        1996
                                                 -------  -------  ------------
   Deferred tax assets:
     Expenses not currently deductible for tax
      purposes.................................. $    90  $   179    $   141
     Tax net operating loss carryforwards.......   2,883    2,174      1,283
     Purchased in-process technology............      --      300        290
                                                 -------  -------    -------
       Total deferred tax assets................   2,973    2,653      1,715
   Valuation allowance on deferred tax assets...  (2,973)  (2,653)    (1,715)
                                                 -------  -------    -------
       Net deferred taxes....................... $    --  $    --    $    --
                                                 =======  =======    =======

  At June 30, 1996, the Company had net operating loss carryforwards of approximately $4,800,000 and $2,900,000 available to offset future federal and California taxable income, respectively. Such federal and California carryforwards expire through 2010 and 2000, respectively. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987.

  As a result of the Company's history of recent operating losses, management believes that the recognition of the deferred tax asset is considered less likely than not. Accordingly, the Company has recorded a valuation allowance of approximately $2,653,000 against its net deferred tax assets.

7. COMMITMENTS

  Anthill Acquisition--In connection with the Anthill acquisition, the Company has an obligation to pay four annual installments of $125,000 each (see Note
2). The present value of the obligation is discounted at 9% and the aggregate of $405,000 is recorded in the balance sheet within long-term obligations. The Company has granted a security interest in the software technology acquired from Anthill in order to secure the obligation. The payments may be accelerated to May 1, 1998 in the event the sellers, who have become employees of the Company, are terminated for cause or voluntarily terminate and if cumulative license revenues for certain products exceed specified levels as of May 1, 1998.

  Capital Lease Obligations--Computer equipment with a cost of $48,000 at June 30, 1996 and 1995 and $218,000 at June 30, 1994 (net book value of $8,000,
$9,000 and $64,000, respectively) has been leased under capital lease agreements which expire through fiscal 1997. The total capital lease obligation at June 30, 1996 is $2,000.

  Employment Termination Agreement--At June 30, 1994, the Company had an obligation to pay compensation totaling $240,000 to three Octopus employees for services rendered. In exchange for $17,000 of the obligation, the employees received 23,523 shares of common stock during fiscal 1995. As of June 30, 1996, the Company has paid $72,000 in cash and the remaining obligation of $151,000 will be paid in installments through March 1997.

                              QUALIX GROUP, INC.

  Operating Leases--The Company leases administrative facilities under a noncancellable operating lease which expires in March 2000. Future minimum annual rental payments under the operating lease are as follows (in thousands):

        YEARS ENDING JUNE 30,
        ---------------------
          1997............................................................ $ 180
          1998............................................................   180
          1999............................................................   180
          2000............................................................   136
                                                                           -----
            Total......................................................... $ 676
                                                                           =====

  Facilities rent expense was $118,000, $137,000, $243,000 and 155,000 for
1994, 1995, 1996, and for the six months ended December 31, 1996, respectively.

8. STOCKHOLDERS' EQUITY

  Convertible Preferred Stock--At June 30, 1996, convertible preferred stock consists of (dollars in thousands):

                                                         AMOUNT (NET
                                                         OF ISSUANCE LIQUIDATION
                                  DESIGNATED OUTSTANDING   COSTS)    PREFERENCE
                                  ---------- ----------- ----------- -----------
   Series A...................... 1,225,001   1,225,001    $ 1,823     $ 1,837
   Series B......................   923,077     923,077      1,787       1,800
   Series C......................   753,291     752,529      1,789       1,806
   Series D...................... 1,400,000     797,713      1,889       1,915
   Series E......................   280,674     280,673        743         749
                                  ---------   ---------    -------     -------
                                  4,582,043   3,978,993    $ 8,031     $ 8,107
                                  =========   =========    =======     =======

  In August 1996, the Board increased the designation of Series C convertible preferred stock to 792,529 shares and designated 280,674 shares of Series E convertible preferred stock. Additionally, holders of 1,656,801 shares of convertible preferred stock exercised their conversion rights and received 1,988,161 shares of common stock.

  Significant terms of the convertible preferred stock are as follows:

  . Each share is convertible, at the option of the holder, into 1.2 shares of common stock (subject to adjustments for events of dilution and certain other events). Shares of Series A, B, C and D will automatically be converted into common stock upon the closing of a public offering in excess of $7,500,000 and at a price equal to or greater than $2.40 per share. Shares of Series E will automatically be converted into common stock at the election of holders of more than two-thirds of the outstanding Series E shares.

  . Each share has the same voting rights as the number of shares of common stock into which it is convertible.

  . In the event of liquidation, dissolution or winding up of the Company, the preferred shareholders of Series D and Series E shall receive an amount equal to $2.40 and $2.67 per share, respectively, plus an amount equal to all declared but unpaid dividends on each share. The preferred shareholders of Series A, B and C shall then receive an amount equal to $1.50, $1.95 and $2.40 per share, respectively, plus an amount equal to all declared but unpaid dividends on each share. The common

                              QUALIX GROUP, INC.

     shareholders will then receive an amount equal to $.025 per share (subject to adjustments for events of dilution and certain other events). Any remaining assets will be distributed among the holders of Series A, B, C, D and E preferred stock and common stock, pro rata, based on the number of shares of common stock held by each shareholder on an as-converted basis. In total, the holders of Series A, B, C, D and E preferred stock shall not be entitled to receive more than $4.50, $5.85, $7.20, $7.20 and $2.67 per share, respectively.

  . Holders of preferred stock are entitled to annual noncumulative dividends of $.13 per share, as declared by the Board of Directors, before any dividend is declared on common stock. No dividends were declared in fiscal 1996, 1995 and 1994.

  Common Stock--At June 30, 1996 and December 31, 1996, the Company had reserved shares of common stock for issuance as follows:

                                                          JUNE 30,  DECEMBER 31,
                                                            1996        1996
                                                          --------- ------------
     Conversion of preferred stock....................... 4,774,792  2,786,610
     Issuance under stock option plans................... 1,143,060  1,271,009
     Issuance under Employee Stock Purchase Plan.........        --    350,000
     Issuance upon exercise of common stock warrants.....   281,492    231,988
                                                          ---------  ---------
       Total............................................. 6,199,344  4,639,607
                                                          =========  =========

  Warrants--In connection with issuance of convertible promissory demand notes and the issuance of Series D preferred stock during 1995, warrants were granted to purchase 121,167 shares of common stock at $2.00 per share and 160,325 shares of common stock at $.20 per share. During December 1996, warrants to purchase 49,503 shares at $2.00 per share were exercised. The warrants expire at the earlier of three years and seven years, respectively, from issuance date or upon the Company's initial public offering of its common stock or upon the merger or sale of the Company.

  Restricted Stock--During 1994, an officer of the Company was granted nonstatutory stock options to purchase 48,000 shares of common stock at $.20 per share and 40,000 shares of Series D preferred stock at $2.40 per share. In May 1996, the holder exercised the options in exchange for a full recourse promissory note, bearing interest at 6.83% per annum, due May 2006 and secured by the underlying stock. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon termination of employment prior to vesting of such shares. These restricted shares vest over four years in accordance with the terms of the original stock options.

  During 1996, an officer of the Company was granted a nonstatutory stock option to purchase 23,333 shares of Series C preferred stock at $2.40 per share. The option was exercised in exchange for a full recourse promissory note which bears interest at 7.04% per annum, is due May 2006 and is secured by the underlying stock. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon termination of employment prior to vesting of such shares. These restricted shares vest over four years in accordance with the terms of the original stock options.

  In July 1996, two officers exercised unvested stock options to purchase 50,266 shares of common stock at $0.20 per share with full recourse promissory notes which bear interest at 6.74% per annum. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon termination of employment prior to vesting of such shares. These restricted shares vest over four years in accordance with the terms of the original stock options.

                              QUALIX GROUP, INC.

  At December 31, 1996, 71,542 outstanding shares of such common and preferred stock were subject to repurchase.

  Stock Option Plans--The Company has stock option plans (the "Plans") under which shares are reserved for issuance to employees, consultants and directors. The Plans authorize the direct award or sale of common stock or the grant of incentive and nonstatutory stock options. Incentive stock options are granted at fair market value (as determined by the Board of Directors) at the date of grant; nonstatutory options and stock sales may be offered at not less than 85% of fair market value. Options become exercisable over four years and expire ten years after the date of grant.

  A summary of stock option activity under the Plans is as follows:

                                                   OUTSTANDING OPTIONS
                                           ------------------------------------
                                           NUMBER OF SHARES   PRICE PER SHARE
                                           ---------------- -------------------
   Balances, July 1, 1993.................     115,403      $0.083  -  $   0.20
     Granted..............................      76,507       0.200  -  1,443.43
     Exercised............................      (4,113)      0.200  -     36.08
     Cancelled............................     (47,318)      0.083  -  1,443.43
                                               -------      ------     --------
   Balances, June 30, 1994................     140,479       0.083  -     21.65
     Granted..............................     128,281       0.200  -      1.80
     Exercised............................      (6,972)      0.083  -      0.20
     Cancelled............................     (28,948)      0.083  -     21.65
                                               -------      ------     --------
   Balances, June 30, 1995................     232,840       0.083  -     21.65
     Granted..............................     478,078       0.200  -      2.18
     Exercised............................     (51,172)      0.163  -      0.20
     Cancelled............................     (56,151)      0.083  -      0.20
                                               -------      ------     --------
   Balances, June 30, 1996................     603,595       0.083  -     21.65
     Granted..............................     371,200       0.800  -      8.50
     Exercised............................     (72,004)      0.083  -      0.20
     Cancelled............................     (15,936)      0.200  -        --
                                               -------      ------     --------
   Balances, December 31, 1996............     886,855      $0.083  -  $  21.65
                                               =======      ======     ========

  At December 31, 1996, 384,154 shares were available under the Plans for future grant and options for 695,141 shares were exercisable.

9. EMPLOYEE BENEFIT PLAN

  The Company sponsors a 401(k) Profit-Sharing Plan (the Plan) for all employees. Participants may contribute between 1% and 15% of their annual compensation on a before-tax basis, but not to exceed the amount allowable as a deduction for federal income tax purposes. Participants vest immediately in their contributions. The Company is not required to contribute, nor has it contributed, to the Plan for the fiscal years ended June 30, 1994, 1995 and 1996.

                              QUALIX GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


10. SUBSEQUENT EVENTS

  Merger with Octopus Technologies, Inc.--On August 27, 1996, the Company acquired Octopus by issuing 1,597,173 shares of its common stock and 280,673 shares of Series E preferred stock in exchange for all of the outstanding common stock and preferred stock of Octopus. The Company also assumed and exchanged all options to purchase Octopus stock for options to purchase an aggregate of 149,590 shares of the Company's common stock with an average exercise price of $2.60 per share. Qualix deposited 7.5% of the total shares to be exchanged in the transaction in an escrow account as security for damages or losses to Qualix as a result of breaches of general management representations by Octopus. The escrow account expires at the earlier of certain events or August 28, 1997. The merger was accounted for as a pooling-of-interests. Octopus develops, markets and supports real time data protection software throughout the United States and internationally. Approximately $595,000 of costs directly attributable to the business combination, primarily professional fees associated with investment bankers, attorneys and accountants, were incurred by the Company.

  The following table presents the results of consolidated operations as restated for the periods prior to the combination of Qualix and Octopus. No significant adjustments are required to conform the accounting policies of the Company and Octopus.

                                                                   JUNE 30,
                                                                ----------------
                                                                 1995     1996
                                                                -------  -------
                                                                (IN THOUSANDS)
     Net revenue:
       Qualix.................................................. $ 9,056  $14,610
       Octopus.................................................     347    1,925
                                                                -------  -------
     Combined.................................................. $ 9,403  $16,535
                                                                =======  =======
     Net income (loss):
       Qualix.................................................. $  (522) $   481
       Octopus.................................................    (658)      77
                                                                -------  -------
     Combined.................................................. $(1,180) $   558
                                                                =======  =======

  Contingency--The Company has an exclusive right to certain technology of Veritas which is used as a basis for one of the Company's products. On October 1, 1996, the Company introduced a new product which competes directly with Veritas' product incorporating such technology. As a result, the related distribution rights of the Company are no longer exclusive. On October 25, 1996, the Company sued Veritas to preserve the Company's contractual distribution rights alleging breach of contract, unfair competition and intentional interference with prospective economic advantage. On October 29, 1996, Veritas filed a cross-complaint alleging unfair competition, false advertising, breach of contract, fraud and negligent misrepresentation. On November 27, 1996, Veritas served the Company with a written demand for arbitration of various issues relating to the dispute, including fraud, negligent misrepresentation, breach of contract, pricing below cost, unfair competition and false advertising. Previously, by letter dated November 19, 1996, Veritas had indicated that at the arbitration it would also pursue a trade secret misappropriation claim but did not include that claim within the demand for arbitration. The Company believes that its claims against Veritas are meritorious and that it has meritorious defense to the claims brought by Veritas. Although the ultimate outcome of this matter is not presently determinable, management believes that its resolution will not have a material adverse effect on the Company's financial position or results of operations.

  The industry in which the Company operates is characterized by frequent litigation regarding patent and other intellectual property rights. The Company is party to a trademark claim. Although the ultimate outcome of this matter is not presently determinable, management believes that its resolution will not have a material effect on the Company's financial position or results of operations.

                            QUALIX GROUP, INC.

  Stock Split--Effective January 14, 1997, the Board of Directors approved a one for two and one-half reverse split of all outstanding shares of common stock. All shares and per-share amounts have been adjusted to reflect this split. In addition, the par value of common stock was changed to $.001. The Board of Directors also adopted another stock option plan and an employee stock purchase plan.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN
 THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   Prospectus Summary.....................................................    3
   Risk Factors...........................................................    5
   The Company............................................................   15
   Use of Proceeds........................................................   15
   Dividend Policy........................................................   15
   Capitalization.........................................................   16
   Dilution...............................................................   17
   Selected Consolidated Financial Data...................................   18
   Management's Discussion and Analysis of Financial Condition and Results
    of Operations.........................................................   19
   Business...............................................................   27
   Management.............................................................   44
   Certain Transactions...................................................   52
   Principal and Selling Stockholders.....................................   55
   Description of Capital Stock...........................................   59
   Shares Eligible for Future Sale........................................   62
   Underwriting...........................................................   64
   Legal Matters..........................................................   65
   Experts................................................................   65
   Additional Information.................................................   66
   Index to Consolidated Financial
    Statements............................................................  F-1

                                 ------------

  UNTIL , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             3,000,000 SHARES


                                 COMMON STOCK

                                 ------------

                                  PROSPECTUS

                                 ------------

                               HAMBRECHT & QUIST

                               SMITH BARNEY INC.

                            [LOGO OF QUALIX GROUP]


                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

      SEC registration fee............................................ $ 12,524
      NASD fee........................................................    4,295
      Nasdaq National Market listing fee..............................   46,757
      Printing and engraving expenses.................................   80,000
      Legal fees and expenses.........................................  225,000
      Accounting fees and expenses....................................  200,000
      Officers' and directors' liability insurance....................  235,000
      Blue sky fees and expenses......................................    5,000
      Transfer agent fees.............................................    7,500
      Miscellaneous fees and expenses.................................   83,924
                                                                       --------
        Total......................................................... $900,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law." Reference is made to Section 8(b) of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (a) Since July 1, 1993, the Registrant has issued and sold the following securities (as adjusted to reflect the 1 for 2.5 reverse split of Common Stock to be effected in January 1997 but not giving effect to the conversion of each share of Preferred Stock into Common Stock:

      (i) The Registrant granted stock options to purchase 918,528 shares of Common Stock at exercise prices ranging from $0.20 to $5.62 per share to employees, consultants and directors, pursuant to its 1991 and 1995 Plans. In addition the Registrant assumed the stock option plan of Octopus Technologies pursuant to the Octopus Technologies Merger and issued 59,832 options to purchase its Common Stock to 13 former Octopus Technologies option holders at exercises prices ranging from $0.725 to $21.65 per share.

      (ii) The Registrant issued and sold an aggregate of 129,483 shares of its Common Stock to employees, consultants and directors for an aggregate cash consideration of approximately $23,444 pursuant to exercises of options granted under its 1991 and 1995 Plans.

      (iii) On November 16, 1993 the Registrant issued 231,667 shares of Series C Preferred Stock to a total of 10 accredited investors for aggregate cash consideration of approximately $55,600.

      (iv) On August 26, 1994 and October 5, 1994 the Registrant issued to a total of 12 accredited investors (a) convertible promissory notes for an aggregate value of $608,527, the outstanding principal balance of which was converted into approximately 253,552 shares of Series D Preferred Stock, and (b) warrants to purchase an aggregate of approximately 18,255 shares of Common Stock.

      (v) In April and May of 1995 the Registrant issued and sold 797,713 shares of Series D Preferred Stock to a total of 14 accredited investors. In addition the Registrant (a) issued warrants to purchase an aggregate of 400,813 shares of Common Stock to two of those investors, and (b) issued warrants to purchase an aggregate of 302,918 shares of Common Stock to the other 12 investors in exchange for the warrants issued in connection with the financing discussed in paragraph
    (iv) hereof. The aggregate consideration for these issuances was $1,318,741 of which $608,527 was paid by the cancellation of the convertible promissory notes held by the investors, as discussed in paragraph (iv) hereof.

      (vi) In August 1996, the Registrant issued 4,970,193 shares of Common Stock upon the conversion of an aggregate of 1,656,731 shares of Series A, B, C & D Preferred Stock at a 3-to-1 conversion rate.

      (vii) On August 28, 1996 in connection with the Octopus Merger, the Registrant (a) issued to the 35 Octopus Technologies shareholders an aggregate of 280,673 shares of its Series E Preferred Stock in exchange for Octopus Technologies Preferred Stock at an approximate exchange ratio of .1871163-to-1, and 1,597,173 shares of its Common Stock in exchange for Octopus Technologies Common Stock at an exchange ratio of .034639835-to-1 and (b) assumed the Octopus Technologies stock option plan as discussed in paragraph (i) above.

      (viii) In December 1996, the Registrant issued 49,502 shares of Common Stock to seven stockholders upon the exercise of certain of the warrants discussed under paragraph (v) above for an aggregate cash consideration of $99,006.

  The issuances described in Items 15(a)(i) and (ii) were deemed exempt from registration under the Securities Act in reliance upon Rule 701. The issuances described in Items 15(a)(iii), (iv), and (v) were deemed exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation
D. The issuances of Common Stock to the Registrant's Preferred Stockholders described in Item 15(a)(vi) were deemed exempt from registration under the Securities Act in reliance upon Section 3(a)(9) thereof. The issuances to Octopus shareholders described in Item 15(a)(vii) were deemed exempt from registration under the Securities Act in reliance upon Section 3(a)(10)) thereof. In addition, the recipients of securities in the transactions described in Items 15(a)(iii)-(v) represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) EXHIBITS

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1#   --Form of Underwriting Agreement.
  2.1#   --Agreement and Plan of Reorganization among the Registrant, Qualix
          Subsidiary, Inc. and Octopus Technologies, Inc. dated July 14, 1996.
  2.2#   --Articles of Merger between and among the Registrant, Qualix
          Subsidiary, Inc. and Octopus Technologies, Inc. filed August 30,
          1996.
  3.1#   --Amended and Restated Certificate of Incorporation of Registrant,
          previously in effect.
  3.2    --Form of Amended and Restated Certificate of Incorporation of
          Registrant filed in January 1997.
  3.3#   --Form of Amended and Restated Certificate of Incorporation of
          Registrant (to be filed upon the closing of the offering made pursuant to this Registration Statement).
  3.4#   --Bylaws of the Registrant, as currently in effect.
  4.1#   --Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2*   --Specimen Common Stock certificate.
  4.3#   --Series D Preferred Stock and Warrant Purchase Agreement dated April
          11, 1995.
  5.1*   --Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian
          LLP.
 10.1#   --Form of Indemnification Agreement.
 10.2#   --1995 Stock Option Plan.
 10.3#   --1997 Stock Option Plan.
 10.4#   --Employee Stock Purchase Plan.
 10.5#   --Senior Managers Bonus Plan.
 10.6#   --Series A Preferred Stock Purchase Agreement dated November 15, 1990.
 10.7#   --Series B Preferred Stock Purchase Agreement dated December 27, 1991.
 10.8#   --Series C Preferred Stock Purchase Agreement dated October 20, 1992.
 10.9#   --Series C Preferred Stock Purchase Agreement dated November 16, 1993.
 10.10#  --Note and Warrant Purchase Agreement dated August 26, 1994.
 10.11#  --Asset Purchase Agreement between Anthill Incorporated and Registrant dated May 1, 1996.
 10.12#  --Employment Agreement between Registrant and Richard G. Thau dated
          November 15, 1990.
 10.13#  --Employment Agreement between Registrant and Jean A. Kovacs dated
          November 15, 1990.
 10.14#  --Employment Agreement between Registrant and Bruce C. Felt dated
          March 25, 1994.
 10.15#  --Promissory Notes of Bruce A. Felt dated May 17, 1996 and May 17,
          1996 in the principal amounts of $96,000 and $9,600, respectively.
 10.16#+ --Distributor Agreement between Registrant and StereoGraphics
          Corporation dated March 27, 1996.
 10.17#+ --Letter Agreement between Registrant and Silicon Graphics, Inc. dated
          June 6, 1994.
 10.18   --[Intentionally left blank.]
 10.19#+ --Master Agreement between Registrant and Veritas Software Corporation dated April 10, 1995.
 10.20*  --Reseller Agreement between Registrant and Check Point Software
          Technologies Ltd. dated June 3, 1994.
 10.21#  --Lease Agreement between Registrant and Norfolk Atrium, a California
          Limited Partnership dated April 1, 1995.
 11.1    --Computation of Earnings Per Share.
 21.1#   --Subsidiary of the Registrant.
 23.1    --Independent Auditors' Consent and Report on Schedule (see page II-
          6).
 23.2#   --Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1#   --Power of Attorney (see page II-4).
 27#     --Financial Data Schedule.

---------------------

# Previously filed.

* To be filed by amendment.
+ Confidential treatment requested.

  (B) FINANCIAL STATEMENT SCHEDULES

Schedule VIII--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 15th day of January, 1997.

                                         QUALIX GROUP, INC.

                                                    /s/ Richard G. Thau
                                          By: _________________________________
                                                      Richard G. Thau
                                               President and Chief Executive
                                                          Officer

             SIGNATURES                      TITLE                 DATE
        /s/ Richard G. Thau           President, Chief
------------------------------------   Executive Officer       January 15, 1997
          Richard G. Thau              (Principal
                                       Executive Officer)
                                       and Chairman of
                                       the Board of
                                       Directors


                                      Executive Vice
       * Jean A. Kovacs                President,              January 15, 1997
------------------------------------   Secretary and
           Jean A. Kovacs              Director


         /s/ Bruce C. Felt            Vice President,
------------------------------------   Finance and Chief       January 15, 1997
           Bruce C. Felt               Financial Officer


       * William D. Jobe              Director                 January 15, 1997
------------------------------------
          William D. Jobe


     * Samuel D. Kingsland            Director                 January 15, 1997
------------------------------------
        Samuel D. Kingsland


      * Charles L. Minter             Director                 January 15, 1997
------------------------------------
         Charles L. Minter


       * Peter L. Wolken              Director                 January 15, 1997
------------------------------------
          Peter L. Wolken


        * William Hart                Director                 January 15, 1997
------------------------------------
            William Hart


   * By: /s/ Richard G. Thau                                   January 15, 1997
------------------------------------
        Richard G. Thau
      (Attorney-in-Fact)

                                                                    EXHIBIT 23.1

                       INDEPENDENT AUDITORS' CONSENT AND
                               REPORT ON SCHEDULE

QUALIX GROUP, INC.

  We consent to the use in this Registration Statement of Qualix Group, Inc. on Form S-1 of our report dated August 13, 1996 (January 14 , 1997 as to Note 10), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

  Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Qualix Group, Inc., listed in Item 16. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

San Jose, California

January 14, 1997

                                                                     SCHEDULE II

                               QUALIX GROUP, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                             (DOLLARS IN THOUSANDS)

                             BALANCE AT CHARGED TO CHARGED              BALANCE
                             BEGINNING  COSTS AND  TO OTHER DEDUCTION/  AT END
    DESCRIPTION              OF PERIOD   EXPENSES  ACCOUNTS WRITE-OFF  OF PERIOD
    -----------              ---------- ---------- -------- ---------- ---------
For the year ended June 30,
 1994--
 Accounts receivable
 allowance.................    $  20      $ 103      $ --     $   41     $ 164
For the year ended June 30,
 1995--
 Accounts receivable
 allowance.................    $ 164      $  59      $ --     $ (136)    $  87
For the year ended June 30,
 1996--
 Accounts receivable
 allowance.................    $  87      $ 191      $ --     $  (22)    $ 256

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1#   --Form of Underwriting Agreement.
  2.1#   --Agreement and Plan of Reorganization among the Registrant, Qualix
          Subsidiary, Inc. and Octopus Technologies, Inc. dated July 14, 1996.
  2.2#   --Articles of Merger between and among the Registrant, Qualix
          Subsidiary, Inc. and Octopus Technologies, Inc. filed August 30,
          1996.
  3.1#   --Amended and Restated Certificate of Incorporation of Registrant, as
          currently in effect.
  3.2    --Form of Amended and Restated Certificate of Incorporation of
          Registrant (to be filed prior to the closing of the offering made pursuant to this Registration Statement).
  3.3#   --Form of Amended and Restated Certificate of Incorporation of
          Registrant (to be filed upon the closing of the offering made pursuant to this Registration Statement).
  3.4#   --Bylaws of the Registrant, as currently in effect.
  4.1#   --Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2*   --Specimen Common Stock certificate.
  4.3#   --Series D Preferred Stock and Warrant Purchase Agreement dated April
          11, 1995.
  5.1*   --Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian
          LLP.
 10.1#   --Form of Indemnification Agreement.
 10.2#   --1995 Stock Option Plan.
 10.3#   --1997 Stock Option Plan.
 10.4#   --Employee Stock Purchase Plan.
 10.5#   --Senior Managers Bonus Plan.
 10.6#   --Series A Preferred Stock Purchase Agreement dated November 15, 1990.
 10.7#   --Series B Preferred Stock Purchase Agreement dated December 27, 1991.
 10.8#   --Series C Preferred Stock Purchase Agreement dated October 20, 1992.
 10.9#   --Series C Preferred Stock Purchase Agreement dated November 16, 1993.
 10.10#  --Note and Warrant Purchase Agreement dated August 26, 1994.
 10.11#  --Asset Purchase Agreement between Anthill Incorporated and Registrant dated May 1, 1996.
 10.12#  --Employment Agreement between Registrant and Richard G. Thau dated
          November 15, 1990.
 10.13#  --Employment Agreement between Registrant and Jean A. Kovacs dated
          November 15, 1990.
 10.14#  --Employment Agreement between Registrant and Bruce C. Felt dated
          March 25, 1994.
 10.15#  --Promissory Notes of Bruce A. Felt dated May 17, 1996 and May 17,
          1996 in the principal amounts of $96,000 and $9,600, respectively.
 10.16#+ --Distributor Agreement between Registrant and StereoGraphics
          Corporation dated March 27, 1996.
 10.17#+ --Letter Agreement between Registrant and Silicon Graphics, Inc. dated
          June 6, 1994.
 10.18   --[This item intentionally left blank.]
 10.19#+ --Master Agreement between Registrant and Veritas Software Corporation dated April 10, 1995.
 10.20*  --Reseller Agreement between Registrant and Check Point Software
          Technologies Ltd. dated June 3, 1994.
 10.21#  --Lease Agreement between Registrant and Norfolk Atrium, a California
          Limited Partnership dated April 1, 1995.
 11.1    --Computation of Earnings Per Share.
 21.1#   --Subsidiary of the Registrant.
 23.1    --Independent Auditors' Consent and Report on Schedule (see page II-
          6).
 23.2#   --Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1#   --Power of Attorney (see page II-4).
 27#     --Financial Data Schedule.

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# Previously filed.
* To be filed by amendment
+ Confidential treatment requested.